EXHIBIT 10.3

===============================================================================





                                CREDIT AGREEMENT



                                  by and among



                            CARNIVAL AIR LINES, INC.
                                  as Borrower,

                               PAN AM CORPORATION
                                  as Guarantor,

                                       and


                       NATIONSBANK, NATIONAL ASSOCIATION ,
                                    as Lender





                                 August 1, 1997



===============================================================================

                                TABLE OF CONTENTS

                                                                                                               Page
                                    ARTICLE I

                              Definitions and Terms

1.1.         Definitions..........................................................................................2
1.2.         Rules of Interpretation.............................................................................18

                                   ARTICLE II

                         The Revolving Credit Facilities

2.1.         Loans...............................................................................................20
2.2.         Payment of Interest.................................................................................20
2.3.         Payment of Principal................................................................................21
2.4.         Non-Conforming Payments.............................................................................21
2.5.         Notes...............................................................................................21
2.6.         Reductions..........................................................................................21
2.7.         Increase and Decrease in Amounts....................................................................22
2.8.         Fees................................................................................................22
2.9.         Use of Proceeds.....................................................................................23

                                   ARTICLE III

                                Letters of Credit

3.1.         Letters of Credit...................................................................................24
3.2.         Reimbursement.......................................................................................24
3.3.         Letter of Credit Facility Fees......................................................................26
3.4.         Administrative Fees.................................................................................26

                                   ARTICLE IV

                                Facility Guaranty

4.1.         Facility Guaranty...................................................................................27
4.2.         Guaranty Absolute...................................................................................28
4.3.         Reinstatement, etc..................................................................................29
4.4.         Waiver..............................................................................................29
4.5.         Waiver of Subrogation Rights........................................................................29






                                    ARTICLE V

                                    Security

5.1.         Security............................................................................................31
5.2.         Stock Pledge........................................................................................31
5.3.         Real Property, Mortgage and Lease Assignments.......................................................31
5.4.         Airframe Lease Assignments..........................................................................31
5.5.         Further Assurances..................................................................................32
5.6.         Information Regarding Collateral....................................................................32

                                   ARTICLE VI

             Conditions to Making Loans and Issuing Letters of Credit

6.1.         Conditions of Initial Advance.......................................................................33
6.2.         Conditions of Loans and Letter of Credit............................................................35

                                   ARTICLE VII

                         Representations and Warranties

7.1.         Organization and Authority..........................................................................37
7.2.         Loan Documents......................................................................................37
7.3.         Solvency............................................................................................38
7.4.         Subsidiaries and Stockholders.......................................................................38
7.5.         Ownership Interests.................................................................................38
7.6.         Financial Condition.................................................................................38
7.7.         Title to Properties.................................................................................39
7.8.         Taxes...............................................................................................39
7.9.         Other Agreements....................................................................................40
7.10.        Litigation..........................................................................................40
7.11.        Margin Stock........................................................................................40
7.12.        Investment Company..................................................................................40
7.13.        Patents, Etc........................................................................................40
7.14.        No Untrue Statement.................................................................................41
7.15.        No Consents, Etc....................................................................................41
7.16.        Employee Benefit Plans..............................................................................41
7.17.        No Default..........................................................................................42
7.18.        Hazardous Materials.................................................................................42
7.19.        Employment Matters..................................................................................42
7.20.        RICO................................................................................................43


                                       ii




                                  ARTICLE VIII

                              Affirmative Covenants

8.1.         Financial Reports, Etc..............................................................................44
8.2.         Maintain Properties.................................................................................45
8.3.         Existence, Qualification, Etc.......................................................................45
8.4.         Regulations and Taxes...............................................................................45
8.5.         Insurance...........................................................................................46
8.6.         True Books..........................................................................................46
8.7.         Right of Inspection.................................................................................46
8.8.         Observe all Laws....................................................................................46
8.9.         Governmental Licenses...............................................................................46
8.10.        Covenants Extending to Other Persons................................................................46
8.11.        Authorized Representative's Knowledge of Default....................................................46
8.12.        Suits or Other Proceedings..........................................................................47
8.13.        Notice of Discharge of Hazardous Material or Environmental Complaint................................47
8.14.        Environmental Compliance............................................................................47
8.15.        Indemnification.....................................................................................47
8.16.        Further Assurances..................................................................................48
8.17.        Employee Benefit Plans..............................................................................48
8.18.        Continued Operations................................................................................49
8.19.        New Subsidiaries....................................................................................49

                                   ARTICLE IX

                               Negative Covenants

9.1.         Financial Covenants.................................................................................51
9.2.         Capital Expenditures................................................................................51
9.3.         Liens...............................................................................................51
9.4.         Indebtedness........................................................................................52
9.5.         Transfer of Assets..................................................................................53
9.6.         Investments.........................................................................................53
9.7.         Merger or Consolidation.............................................................................54
9.8.         Restricted Payments.................................................................................54
9.9.         Transactions with Affiliates........................................................................54
9.10.        Compliance with ERISA...............................................................................54
9.11.        Fiscal Year.........................................................................................55
9.12.        Dissolution, etc....................................................................................55
9.13.        Limitations on Sales and Leasebacks.................................................................55
9.14.        Change in Control...................................................................................56
9.15.        Negative Pledge Clauses.............................................................................56
9.16.        Partnerships........................................................................................56


                                       iii




                                    ARTICLE X

                       Events of Default and Acceleration

10.1.        Events of Default...................................................................................57
10.2.        Lender to Act.......................................................................................59
10.3.        Cumulative Rights...................................................................................60
10.4.        No Waiver...........................................................................................60
10.5.        Allocation of Proceeds..............................................................................60

                                   ARTICLE XI

                                  Miscellaneous

11.1.        Participations......................................................................................62
11.2.        Notices.............................................................................................62
11.3.        Right of Set-off; Adjustments.......................................................................64
11.4.        Survival............................................................................................64
11.5.        Expenses............................................................................................64
11.6.        Amendments and Waivers..............................................................................65
11.7.        Counterparts........................................................................................65
11.8.        Termination.........................................................................................65
11.9.        Indemnification; Limitation of Liability............................................................65
11.10.       Severability........................................................................................66
11.11.       Entire Agreement....................................................................................66
11.12.       Agreement Controls..................................................................................66
11.13.       Usury Savings Clause................................................................................66
11.14.       Governing Law; Waiver of Jury Trial.................................................................67

                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT, dated as of July 28, 1997 (the "Agreement"), is made by and among CARNIVAL AIR LINES, INC., a Florida corporation, having its principal place of business in Dania, Florida (the "Borrower"), PAN AM CORPORATION, a Florida corporation, having its principal place of business in Miami, Florida, ("Pan Am", and collectively with the Borrower, the "Obligors"), and NATIONSBANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, in its capacity as the Lender (the "Lender");

                              W I T N E S S E T H:

         WHEREAS, the Borrower has requested that the Lender make available to the Borrower revolving credit facilities in a maximum aggregate principal amount at any time outstanding of $25,000,000, the proceeds of which are to be used to pay up to $5,000,000 of existing indebtedness and for general corporate purposes and which shall include two revolving credit facilities of up to $12,500,000 each and a letter of credit subfacility of up to $5,000,000 for the issuance of standby letters of credit; and

         WHEREAS, Pan Am has agreed to guaranty the obligations arising hereunder in the manner described herein and to secure its Facility Guaranty by substantially all of the assets of Pan Am and the assets and capital stock of the subsidiaries of Pan Am; and

         WHEREAS, the Lender is willing to make such revolving credit and letter of credit facilities available to the Borrower upon the terms and conditions set forth herein;

         NOW, THEREFORE, the Borrower, Pan Am and the Lender hereby agree as follows:

                                    ARTICLE I

                              DEFINITIONS AND TERMS

         1.1. DEFINITIONS. For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

                  "Advance" means a borrowing under the Revolving Credit
         Facility.

                  "Affiliate" means any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the Borrower or Pan Am; or (ii) which beneficially owns or holds 10% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of the Borrower or Pan Am; or 10% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by the Borrower or Pan Am; PROVIDED, HOWEVER, at the time the Borrower registers any security issued by it pursuant to the Securities Act of 1933, as amended, the figure "10%" used in this definition shall automatically change to "5%" without further action. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.

                  "Airframe Lease Assignment" means, collectively, each Collateral Assignment of Airframe Lease assigning to the Lender each airframe lease of the Borrower or Pan Am or any Guarantor listed on
         SCHEDULE 5.4 hereto or arising after the Closing Date and delivered by the Borrower or such Guarantor, as applicable, pursuant to ARTICLE V or
         SECTION 5.4 hereof to collaterally secure the Borrower's Obligations and such Guarantor's obligations under its Facility Guaranty, substantially in the form of EXHIBIT L hereto and incorporated herein by reference.

                  "Applicable Commitment Fee" means 0.50% for Facility A and 0.25% for Facility B.

                  "Applicable Law" means and includes statutes and rules and regulations thereunder and interpretations thereof by any Governmental Authority charged with the administration or the interpretation thereof, common law and orders, requests, directives, instructions and notices of any Governmental Authority.

                  "Applicable Margin" means for the periods from the Closing Date that percent per annum set forth below opposite such period:

                                                   APPLICABLE MARGIN
                                                   -----------------
                                               FACILITY A     FACILITY B
                                               ----------     ----------
         (a)      MONTHS 1 THROUGH 6:          3.00%          0.00%

         (b)      MONTHS 7 THROUGH 9:          4.50%          0.00%

         (c)      MONTHS 10 THROUGH 12:        6.00%          0.00%

                  "Applicable Unused Fee" means one-half of one percent (1/2%) per annum in the case of Facility A and one-quarter of one percent (1/4%) per annum in the case of Facility B.

                  "Applications and Agreements for Letters of Credit" means, collectively, the Applications and Agreements for Letters of Credit, or similar documentation, executed by the Borrower from time to time and delivered to the Issuing Bank to support the issuance of Letters of Credit.

                  "Authorized Representative" means any of the President or the chief financial officer of the Borrower or, with respect to financial matters, the chief financial officer of the Borrower, or any other Person expressly designated by the Board of Directors of the Borrower (or the appropriate committee thereof) as an Authorized Representative of the Borrower, as set forth from time to time in a certificate in the form of EXHIBIT A.

                  "Bankruptcy or Insolvency Proceeding" means, with respect to any Person, (a) any insolvency or bankruptcy proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relative to such Person or its creditors, as such, or to its property, (b) any proceeding for voluntary liquidation, dissolution, or other winding up of such Person, whether or not involving insolvency or bankruptcy and (c) any assignment for the benefit of creditors of such Person;

                  "Barnett Agreement" means the Amended and Restated Revolving Line of Credit Agreement dated October 2, 1996 by and between Barnett Bank of South Florida, N.A. and the Borrower, as amended on June 16, 1997.

                  "Base Rate" means, for any day, the rate per annum equal to the sum of (x) the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the Prime Rate for such day plus (y) the Applicable Margin. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

                  "Base Rate Loan" means a Loan for which the rate of interest is determined by reference to the Base Rate.

                  "Base Rate Refunding Loan" means a Base Rate Loan made to satisfy Reimbursement Obligations arising from a drawing under a Letter of Credit.

                  "Board" means the Board of Governors of the Federal Reserve System (or any successor body).

                  "Borrower's Account" means a demand deposit account number 3750855133 or any successor account with the Lender, which may be maintained at one or more offices of the Lender or an agent of the Lender.

                  "Borrowing Base" means an amount equal to the sum of (a) 80% of the appraised value of all airframes and engines, (b) 75% of the appraised value of the real property described in the Mortgage, (c) 25% of the book value of expendable inventory and 40% of the book value of rotable inventory, (d) 50% of Eligible Accounts minus any credit card holdbacks, and (e) 100% of Eligible Securities held by the Lender, all of the foregoing of which are owned by the Borrower or a Guarantor and in which the Lender has a duly perfected first priority security interest.

                  "Borrowing Base Certificate" means a certificate in the form of Exhibit N signed by an Authorized Representative which shall be delivered by the Borrower to the Lender with each Borrowing Notice relating to Revolving Credit Facility A.

                  "Borrowing Notice" means the notice delivered by an Authorized Representative in connection with an Advance under either Revolving Credit Facility A or Revolving Credit Facility B, in the form of EXHIBIT B.

                  "Business Day" means, with respect to any Base Rate Loan, any day which is not a Saturday, Sunday or a day on which banks in the States of New York and North Carolina are authorized or obligated by law, executive order or governmental decree to be closed.

                  "Capital Expenditures" means, with respect to the Obligors and their Subsidiaries, for any period the SUM of (without duplication) (i) all expenditures (whether paid in cash or accrued as liabilities) by the Obligors or any Subsidiary during such period for items that would be classified as "property, plant or equipment" or comparable items on the consolidated balance sheet of the Obligors and their Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized, excluding, however, the amount of any Capital Expenditures paid for with proceeds of casualty insurance and any trade-in allowance as evidenced in writing and submitted to the Lender together with any compliance certificate delivered pursuant to SECTION 8.1(A) or (B), and
         (ii) with respect to any Capital Lease entered into by the Obligors or their Subsidiaries during such period, the present value of the principal portion of lease payments due under such Capital Lease over the term of such Capital Lease applying a discount rate equal to the interest rate provided in such lease (or in the absence of a stated interest rate, that rate used in the preparation of the financial statements described in SECTION 8.1(A)), all the foregoing in accordance with GAAP applied on a Consistent Basis; provided, however, that notwithstanding anything to the contrary set forth in any Loan Document, airframe and engine overhaul costs and expenditures shall not be deemed Capital Expenditures to the extent reimbursable by lessor of such airframe or engine.

                  "Capital Leases" means all leases which have been or should be capitalized in accordance with GAAP as in effect from time to time including Statement No. 13 of the Financial Accounting Standards Board and any successor thereof.

                  "Change of Control" means, at any time:

                           (i) any "person" or "group" (each as used in Sections
                  13(d)(3) and 14(d)(2) of the Exchange Act) either (A) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act ), directly or indirectly, of Voting Stock of the Borrower or Pan Am (or securities convertible into or exchangeable for such Voting Stock) representing 25% or more of the combined voting power of all Voting Stock of the Borrower or Pan Am (on a fully diluted basis) or (B) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of the Borrower or Pan Am; except that the foregoing shall not apply in the case of conversions of securities as a result of any financing described in
                  SECTION 2.6(C) hereof or as a result of the Merger;

                           (ii) during any period of up to 24 consecutive
                  months, commencing on the Closing Date, individuals who at the beginning of such 24-month period were directors of the Borrower or Pan Am shall cease for any reason (other than the death, disability or retirement of an officer of the Borrower or Pan Am that is serving as a director at such time so long as another officer of the Borrower or Pan Am replaces such Person as a director) to constitute a majority of the board of directors of the Borrower or Pan Am; PROVIDED, HOWEVER, that any member of the board of directors nominated or elected or appointed by a majority of the directors on the Closing Date shall be deemed to have been a director as of the Closing Date; and, PROVIDED, FURTHER, that any director becoming a director in connection with the Merger or the financing described in SECTION 2.6(C) hereof shall be deemed to have been a director as of the Closing Date; or

                           (iii) any Person or two or more Persons acting in
                  concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence on the management or policies of the Borrower or Pan Am; PROVIDED, HOWEVER, that the foregoing shall be inapplicable with respect to Persons acquiring securities in the Merger or in the financing described in
                  SECTION 2.6(C) hereof.

                  "Closing Date" means the date as of which this Agreement is executed by the Obligors and the Lender and on which the conditions set forth in SECTION 6.1 have been satisfied.

                  "Code" means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

                  "Collateral" means, collectively, all property of the Obligors, any Subsidiary or any other Person in which the Lender is granted a Lien as security for all or any portion of the obligations under this Agreement or any Security Instrument.

                  "Company" means, prior to the consummation of the merger, the Borrower, and after the consummation of the Merger, collectively, the Borrower and Pan Am.

                  "Consistent Basis" in reference to the application of GAAP means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Borrower and Pan Am referred to in SECTION 7.6.

                  "Consolidated EBITDA" means, with respect to the Company and its Subsidiaries for any period ending as at the date of computation thereof, the SUM of, without duplication, (i) Consolidated Net Income,
         (ii) Consolidated Interest Expense, (iii) taxes on income, (iv) amortization, and (v) depreciation, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

                  "Consolidated Fixed Charge Ratio" means, with respect to the Company and its Subsidiaries, without duplication, for any period ending as at the date of computation thereof, the ratio of (i) Consolidated EBITDA plus contributions to capital (excluding in all events Indebtedness other than Indebtedness permitted under SECTION 9.4(G)) to (ii) Consolidated Fixed Charges for such period.

                  "Consolidated Fixed Charges" means, with respect to the Company and its Subsidiaries for any period ending on the date of computation thereof the sum of, without duplication, (i) Consolidated Interest Expense, (ii) current maturities of Consolidated Indebtedness, excluding, however, the Revolving Credit Facility and payments required to be made thereunder and Indebtedness arising under the Barnett Agreement, (iii) income taxes accrued during such period and (iv) Capital Expenditures (excluding Capital Expenditures relating to transition costs of up to $5,000,000), all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

                  "Consolidated Indebtedness" means, without duplication, all Indebtedness for Money Borrowed of the Company and its Subsidiaries, all determined on a consolidated basis.

                  "Consolidated Interest Expense" means, without duplication, with respect to any period of computation thereof, the gross interest expense of the Company and its Subsidiaries, including without limitation (i) the current amortized portion of debt discounts to the extent included in gross interest expense, (ii) the current amortized portion of all fees payable in connection with the incurrence of Indebtedness to the extent included in gross interest expense and (iii) the portion of any payments made in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

                  "Consolidated Lease Payments" means, without duplication, the gross amount of all lease or rental payments, whether or not characterized as rent, of the Company and its Subsidiaries, excluding payments in respect of Capital Leases constituting Indebtedness, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

                  "Consolidated Net Income" means, for any period of computation thereof, the gross revenues from operations of the Company and its Subsidiaries (including payments received by the Company and its Subsidiaries of (i) interest income, and (ii) dividends and distributions made in the ordinary course of their businesses by Persons in which investment is permitted pursuant to this Agreement and not related to an extraordinary event), less all operating and non-operating expenses of the Company and its Subsidiaries including taxes on income, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis, without duplication; but excluding (for all purposes other than (x) compliance with SECTION 9.1(A) hereof) as income, without duplication of deduction: (i) net gains on the sale, conversion or other disposition of capital assets,
         (ii) net gains on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Company or its Subsidiaries, (iii) net gains on the collection of proceeds of life insurance policies, (iv) any write-up of any asset, and (v) any other net gain or credit of an extraordinary nature as determined in accordance with GAAP applied on a Consistent Basis.

                  "Consolidated Shareholders' Equity" means, as of any date on which the amount thereof is to be determined, the sum of the following in respect of the Company and its Subsidiaries (determined on a consolidated basis and excluding any upward adjustment after the Closing Date due to revaluation of assets, after giving effect to the Merger): (i) the amount of issued and outstanding share capital, plus
         (ii) the amount of additional paid-in capital and retained earnings (or, in the case of a deficit, minus the amount of such deficit), plus
         (iii) the amount of any foreign currency translation adjustment (if positive, or, if negative, minus the amount of such translation adjustment), minus (iv) the amount of any treasury stock, all as determined in accordance with GAAP applied on a Consistent Basis.

                  "Consolidated Total Assets" means, as of any date on which the amount thereof is to be determined, the net book value of all assets of the Company and its Subsidiaries as determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

                  "Contingent Obligation" of any Person means all contingent liabilities required (or which, upon the creation or incurring thereof, would be required) to be included in the financial statements (including footnotes) of such Person in accordance with GAAP applied on a Consistent Basis, including Statement No. 5 of the Financial Accounting Standards Board, all Rate Hedging Obligations and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including obligations of such Person however incurred:

                           (1) to purchase such Indebtedness or other obligation or any property or assets constituting security therefor;

                           (2) to advance or supply funds in any manner (i) for
                  the purchase or payment of such Indebtedness or other obligation, or (ii) to maintain a minimum working capital, net worth or other balance sheet condition or any income statement condition of the primary obligor;

                           (3) to grant or convey any lien, security interest,
                  pledge, charge or other encumbrance on any property or assets of such Person to secure payment of such Indebtedness or other obligation;

                           (4) to lease property or to purchase securities or
                  other property or services primarily for the purpose of assuring the owner or holder of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or other obligation; or

                           (5) otherwise to assure the owner of the Indebtedness
                  or such obligation of the primary obligor against loss in respect thereof.

                  "Credit Party" means, collectively, the Borrower, each Guarantor and each other Person providing Collateral pursuant to any Security Instrument.

                  "Default" means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default hereunder.

                  "Default Rate" means with respect to Base Rate Loans, at a rate of interest per annum which shall be two percent (2%) above the Base Rate or the maximum rate permitted by applicable law, if lower.

                  "Dollars" and the symbol "$" means dollars constituting legal tender for the payment of public and private debts in the United States of America.

                  "Eligible Accounts" means, to the extent not duplicative, those accounts of the Borrower and Guarantors which have been outstanding for a period of not greater than 45 days.

                  "Eligible Inventory" means the inventory of the Borrower and Guarantors which constitute airframe or engine spare parts which are useable on airframes or engines owned or operated by the Borrower or Guarantors.

                  "Eligible Securities" means the following obligations and any other obligations previously approved in writing by the Lender:

                           (a)      Government Securities;

                           (b) obligations of any corporation organized under the laws of any state of the United States of America or under the laws of any other nation, payable in the

                  United States of America, expressed to mature not later than 92 days following the date of issuance thereof and rated in an investment grade rating category by S&P and Moody's;

                           (c) interest bearing demand or time deposits issued
                  by any Lender or certificates of deposit maturing within one year from the date of issuance thereof and issued by a bank or trust company organized under the laws of the United States or of any state thereof having capital surplus and undivided profits aggregating at least $400,000,000 and being rated "A-3" or better by S&P or "A" or better by Moody's;

                           (d)      Repurchase Agreements;

                           (e)      Municipal Obligations;

                           (f)      Pre-Refunded Municipal Obligations;

                           (g) shares of mutual funds which invest in
                  obligations described in paragraphs (a) through (f) above, the shares of which mutual funds are at all times rated "AAA" by S&P;

                           (h) tax-exempt or taxable adjustable rate preferred
                  stock issued by a Person having a rating of its long term unsecured debt of "A" or better by S&P or "A-3" or better by Moody's; and

                           (i) asset-backed remarketed certificates of
                  participation representing a fractional undivided interest in the assets of a trust, which certificates are rated at least "A-1" by S&P and "P-1" by Moody's.

                  "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (i) is maintained for employees of the Borrower, Pan Am or any of its or their ERISA Affiliates or is assumed by the Borrower, Pam Am or any of its or their ERISA Affiliates in connection with any acquisition or (ii) has at any time been maintained for the employees of the Borrower, Pan Am or any current or former ERISA Affiliate.

                  "Environmental Laws" means any federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, any environmental matters or conditions, environmental protection or conservation, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other "Superfund" or "Superlien" law.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

                  "ERISA Affiliate", as applied to the Borrower and Pan Am, means any Person or trade or business which is a member of a group which is under common control with the Borrower or Pan Am, who together with the Borrower or Pan Am, is treated as a single employer within the meaning of Section 414(b) and (c) of the Code.

                  "Event of Default" means any of the occurrences set forth as such in SECTION 10.1.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

                  "Facility Fee"  means an amount equal to one percent (1%).

                  "Facility Guaranty" means each Guaranty and Suretyship Agreement between one or more Guarantors and the Lender, delivered as of the Closing Date and otherwise pursuant to SECTION 8.19, as the same may be amended, modified or supplemented.

                  "Facility Termination Date" means the date on which the Revolving Credit Termination Date shall have occurred, no Letters of Credit shall remain outstanding or are otherwise collateralized with cash or cash equivalents in a manner acceptable to the Lender and the Borrower shall have fully, finally and irrevocably paid and satisfied all Obligations.

                  "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; PROVIDED that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and
         (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Lender (in its individual capacity) on such day on such transactions as determined by the Lender.

                  "Fiscal Year" means, prior to the Merger, the twelve month fiscal period of the Borrower and its Subsidiaries commencing on July 1 of each calendar year and ending on June 30 of the following calendar year, and after the Merger, the twelve month fiscal period of the Company and its Subsidiaries commencing on January 1 of each calendar year and ending on December 31 of such calendar year.

                  "Foreign Benefit Law" means any applicable statute, law, ordinance, code, rule, regulation, order or decree of any foreign nation or any province, state, territory, protectorate or other political subdivision thereof regulating, relating to, or imposing liability or standards of conduct concerning, any Employee Benefit Plan.

                  "Four-Quarter Period" means a period of four full consecutive fiscal quarters of the Company and its Subsidiaries, taken together as one accounting period.

                  "GAAP" or "Generally Accepted Accounting Principles" means generally accepted accounting principles, being those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report.

                  "Government Securities" means direct obligations of, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by, the United States of America.

                  "Governmental Authority" shall mean any Federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

                  "Guarantors" means, at any date, any Subsidiary of Borrower now existing or hereafter created or acquired; Pan Am, and any Subsidiary of Pan Am now existing or hereafter created or acquired; the Individual Guarantor and any other Person who is required to be a party to a Facility Guaranty at such date.

                  "Hazardous Material" means and includes any pollutant, contaminant, or hazardous, toxic or dangerous waste, substance or material (including without limitation petroleum products, asbestos-containing materials and lead), the generation, handling, storage, transportation, disposal, treatment, release, discharge or emission of which is subject to any Environmental Law.

                  "Indebtedness" means with respect to any Person, without duplication, all Indebtedness for Money Borrowed, all indebtedness of such Person for the acquisition of property or arising under Rate Hedging Obligations, all indebtedness secured by any Lien on the property of such Person whether or not such indebtedness is assumed, all liability of such Person by way of endorsements (other than for collection or deposit in the ordinary course of business), all Contingent Obligations, that portion of obligations with respect to Capital Leases and other items which in accordance with GAAP is required to be classified as a liability on a balance sheet; but excluding all accounts and trade payables and other operating expenses (so long as not Indebtedness for Money Borrowed) in the ordinary course of business so long as payment therefor is due within one year; provided that in no event shall the term Indebtedness include surplus and retained earnings, lease obligations (other than pursuant to Capital Leases), reserves for deferred income taxes and investment credits, other deferred credits or reserves, or deferred compensation obligations.

                  "Indebtedness for Money Borrowed" means with respect to any Person, without duplication, all indebtedness in respect of money borrowed, including without limitation all Capital Leases and the deferred purchase price of any property or asset, evidenced by a promissory note, bond, debenture or similar written obligation for the payment of money (including conditional sales or similar title retention agreements), other than accounts and trade payables incurred in the ordinary course of business.

                  "Individual Guarantor" means Micky Arison, a resident of Florida.

                  "Issuing Bank" means NationsBank as issuer of Letters of Credit under ARTICLE III.

                  "LC Account Agreement" means the LC Account Agreement dated as of the date hereof between the Borrower and the Lender, as amended, modified or supplemented from time to time.

                  "Lease Assignments" means, collectively, the Airframe Lease Assignment and the Real Property Lease Assignment."

                  "Letter of Credit" means a standby letter of credit issued by the Issuing Bank for the account of the Borrower in favor of a Person advancing credit or securing an obligation on behalf of the Borrower.

                  "Letter of Credit Facility" means the sub-facility of Revolving Credit Facility A described in ARTICLE III hereof providing for the issuance by the Issuing Bank for the account of the Borrower of Letters of Credit in an aggregate stated amount at any time outstanding not exceeding the Total Letter of Credit Commitment.

                  "Letter of Credit Outstandings" means, as of any date of determination, the aggregate amount remaining undrawn under all Letters of Credit plus Reimbursement Obligations then outstanding.

                  "Lien" means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, the Obligors and their Subsidiaries shall be deemed to be the owner of any property which they have acquired or hold subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

                  "Loan" or "Loans" means any borrowing pursuant to an Advance under the Revolving Credit Facilities.

                  "Loan Documents" means this Agreement, the Notes, the Security Instruments, the Facility Guaranties, the LC Account Agreement, the Applications and Agreements for Letter of Credit, and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of the Lender in connection with the Loans made and transactions contemplated under this Agreement, as the same may be amended, supplemented or replaced from the time to time.

                  "Loan Parties" means the Borrower, Pan Am, and the Lender.

                  "Material Adverse Effect" means a material adverse effect on
         (i) the business, properties, operations or condition, financial or otherwise, of the Credit Parties and their Subsidiaries, taken as a whole, assuming that the condition of the Borrower, Pan Am and their Subsidiaries as of any date is similar to that described in the Projections as at such date, (ii) the ability of the Credit Parties, taken as a whole, to pay or perform their respective obligations, liabilities and indebtedness under the Loan Documents as such payment or performance becomes due in accordance with the terms thereof, or
         (iii) the rights, powers and remedies of the Lender under any Loan Document or the validity, legality or enforceability thereof (including for purposes of clauses (ii) and (iii) the imposition of burdensome conditions thereon).

                  "Merger" means the merger between Carnival Air Lines, Inc. and CAL Acquisition Corporation, pursuant to that certain Acquisition Agreement by and among Pan Am, CAL Acquisition Corporation, a Florida corporation, Air Holding Company, a Florida corporation, and the Borrower, dated as of March 20, 1997, as amended on July 8, 1997 and July 9, 1997.

                  "Mortgage" means, collectively, all Mortgages, Deeds of Trust and Deeds to Secure Debt granting a Lien to the Lender (or a trustee for the benefit of the Lender) in Collateral constituting real property, as such documents may be amended, modified or supplemented from time to time.

                  "Moody's" means Moody's Investors Service, Inc.

                  "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or Pan Am or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) Fiscal Years.

                  "Municipal Obligations" means general obligations issued by, and supported by the full taxing authority of, any state of the United States of America or of any municipal corporation or other public body organized under the laws of any such state which are rated in the highest investment rating category by both S&P and Moody's.

                  "NationsBank" means NationsBank, National Association.

                  "Net Proceeds" from the issuance of equity or Indebtedness means cash payments received therefrom as and when received, net of all legal, accounting, banking, underwriting, title and recording fees and expenses, commissions, discounts and other issuance expenses incurred in connection therewith and all taxes required to be paid or accrued as a consequence of such transaction.

                  "Notes" means, collectively, the promissory notes of the Borrower evidencing Revolving Loans executed and delivered to the Lenders substantially in the form of EXHIBIT C.

                  "Obligations" means the obligations, liabilities and Indebtedness of the Borrower with respect to (i) the principal and interest on the Loans as evidenced by the Notes, (ii) the Reimbursement Obligations and otherwise in respect of the Letters of Credit, and
         (iii) the payment and performance of all other obligations, liabilities and Indebtedness of the Borrower to the Lender hereunder, under any one or more of the other Loan Documents or with respect to the Loans.

                  "Outstandings" means, collectively, at any date, the Letter of Credit Outstandings and Revolving Credit Outstandings on such date.

                  "PBGC" means the Pension Benefit Guaranty Corporation and any successor thereto.

                  "Pension Plan" means any employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (i) is maintained for employees of the Borrower or Pan Am or any of its ERISA Affiliates or is assumed by the Borrower or Pan Am or any of its ERISA Affiliates in connection with any acquisition or (ii) has at any time been maintained for the employees of the Borrower or Pan Am or any current or former ERISA Affiliate.

                  "Person" means an individual, partnership, corporation, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.

                  "Pledge Agreement" means, collectively (or individually as the context may indicate), (i) those certain Stock Pledge Agreements dated as of the date hereof between Air Holding Company, which owns 90% of the outstanding capital stock of the Borrower and the Lender, and (ii) any additional Stock Pledge Agreement delivered to the Lender pursuant to SECTION 8.19, substantially in the form of Exhibit I, as hereafter amended, supplemented or replaced from time to time.

                  "Pledged Stock" has the meaning given to such term in the respective Pledge Agreement.

                  "Pre-Refunded Municipal Obligations" means obligations of any state of the United States of America or of any municipal corporation or other public body organized under the laws of any such state which are rated, based on the escrow, in the highest investment rating category by both S&P and Moody's and which have been irrevocably called for redemption and advance refunded through the deposit in escrow of Government Securities or other debt securities which are (i) not callable at the option of the issuer thereof prior to maturity, (ii) irrevocably pledged solely to the payment of all principal and interest on such obligations as the same becomes due and (iii) in a principal amount and bear such rate or rates of interest as shall be sufficient to pay in full all principal of, interest, and premium, if any, on such obligations as the same becomes due as verified by a nationally recognized firm of certified public accountants.

                  "Prime Rate" means the per annum rate of interest established from time to time by NationsBank as its prime rate, which rate may not be the lowest rate of interest charged by NationsBank to its customers.

                  "Principal Office" means the principal office of NationsBank, presently located at Independence Center, 15th Floor, NC1 001-15-04, Charlotte, North Carolina 28255, Attention: Agency Services, or such other office and address as the Lender may from time to time designate.

                  "Projections" means those projections set forth in the Forecast of Combined Pan Am/Carnival Operations prepared by Simat, Hellissen & Eichner, Inc. dated as of July 27, 1997.

                  "Rate Hedging Obligations" means any and all obligations of the Borrower, Pan Am or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements; and (ii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

                  "Real Property Lease Assignment" means, collectively, each Collateral Assignment of Real Property Lease assigning to the Lender each facility lease of the Borrower and any Guarantor listed on
         SCHEDULE 5.3 hereto or arising after the Closing Date and delivered by the Borrower and the Guarantors, as applicable, pursuant to ARTICLE V hereof to collaterally secure the Borrower's Obligations and obligations of Guarantors under their respective Facility Guaranty, substantially in the form of EXHIBIT F hereto and incorporated herein by reference.

                  "Reimbursement Obligation" shall mean at any time, the obligation of the Borrower with respect to any Letter of Credit to reimburse the Issuing Bank for amounts theretofore paid by the Issuing Bank pursuant to a drawing under such Letter of Credit.

                  "Repurchase Agreement" means a repurchase agreement entered into with any financial institution whose debt obligations or commercial paper are rated "A" by either of S&P or Moody's or "A-1" by S&P or "P-1" by Moody's.

                  "Restricted Payment" means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Obligors or any of their Subsidiaries (other than those payable or distributable solely to the Obligors) now or hereafter outstanding, except a dividend payable solely in shares of a class of stock to the holders of that class; (b) any redemption, conversion, exchange, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of either of the Obligors or any of its Subsidiaries (other than those payable or distributable solely to the Obligors) now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of either of the Obligors or any of its Subsidiaries now or hereafter outstanding; and (d) any issuance and sale of capital stock of any Subsidiary of either of the Obligors (or any option, warrant or right to acquire such stock) other than to the Obligors.

                  "Revolving Credit Commitment" means the obligation of the Lender to make Loans to the Borrower up to an aggregate principal amount at any one time outstanding equal to the Total Revolving Credit Commitment.

                  "Revolving Credit Facilities" means collectively Revolving Credit Facility A and Revolving Credit Facility B described in Article II hereof providing for Loans to the Borrower by the Lender in the aggregate principal amount of the Total Revolving Credit Commitment.

                  "Revolving Credit Facility A" means the facility described in
         Article II hereof providing for Loans to the Borrower by the Lender in the aggregate principal amount of $12,500,000, as reduced in accordance with SECTION 2.6 and SECTION 2.7.

                  "Revolving Credit Facility B" means the facility described in
         Article II hereof providing for Loans to the Borrower by the Lender in the aggregate principal amount of $12,500,000, as reduced in accordance with SECTION 2.6 and SECTION 2.7.

                  "Revolving Credit Outstandings" means the sum of the principal amount of all outstanding Loans.

                  "Revolving Credit Termination Date" means (i) the Stated Termination Date or (ii) such earlier date of termination of Lender's obligations pursuant to SECTION 10.1 upon the occurrence of an Event of Default, or (iii) such date as the Borrower may voluntarily and permanently terminate the Revolving Credit Facility by payment in full of all Revolving

         Credit Outstandings and Letter of Credit Outstandings and cancellation or cash or other satisfactory collateralization of all Letters of Credit.

                  "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill.

                  "Security Agreement" means, collectively (or individually as the context may indicate), (i) the Security Agreement dated as of the date hereof by the Borrower and its Subsidiaries to the Lender, (ii) the Security Agreement dated as of the date hereof by the Pan Am Corporation and its Subsidiaries to the Lender, and (iii) any additional Security Agreement delivered to the Lender pursuant to
         SECTION 8.19, as hereafter modified, amended or supplemented from time to time.

                  "Security Instruments" means, collectively, the Pledge Agreement, the Security Agreement, the Mortgage, the Lease Assignments and all other agreements, instruments and other documents, whether now existing or hereafter in effect, pursuant to which the Obligors or any Subsidiary shall grant or convey to the Lender a Lien in property as security for all or any portion of the obligations, as any of them may be amended, modified or supplemented from time to time.

                  "Single Employer Plan" means any employee pension benefit plan covered by Title IV of ERISA in respect of which the Company or any Subsidiary is an "employer" as described in Section 4001(b) of ERISA and which is not a Multiemployer Plan.

                  "Solvent" means, when used with respect to any Person, that at the time of determination:

                            (i) the fair value of its assets (both at fair
                  valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including Contingent Obligations but excluding unearned ticket revenues and, prior to the Merger, assuming that no Indebtedness is outstanding under the Barnett Agreement due to the Micky Arison guaranty; and

                            (ii) it is then able and expects to be able to pay
                  its debts as they mature; and

                           (iii) it has capital sufficient to carry on its
                  business as conducted and as proposed to be conducted.

                  "Stated Termination Date" means August 1, 1998.

                  "Subsidiary" means any corporation or other entity in which more than 50% of its outstanding voting stock or more than 50% of all equity interests is owned directly or indirectly by the Borrower or Pan Am and/or by one or more of the Subsidiaries of the Borrower or Pan Am.

                  "Termination Event" means: (i) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder (unless the notice requirement has been waived by applicable regulation); or
         (ii) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA; or (iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under
         Section 4041 of ERISA; or (iv) the institution of proceedings to terminate a Pension Plan by the PBGC; or (v) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (vi) the partial or complete withdrawal of the Company or any ERISA Affiliate from a Multiemployer Plan; or (vii) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA; or (viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4241 or Section 4245 of ERISA, respectively; or (ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

                  "Total Letter of Credit Commitment" means an amount not to exceed $5,000,000.

                  "Total Revolving Credit Commitment" means a principal amount equal to the sum of Revolving Credit Facility A and Revolving Credit Facility B, as reduced from time to time in accordance with SECTION 2.6 and SECTION 2.7.

                  "Voting Stock" means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

         1.2.     RULES OF INTERPRETATION.

                  (a) All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with GAAP applied on a Consistent Basis.

                  (b) Each term defined in Article 1 or 9 of the Florida Uniform Commercial Code shall have the meaning given therein unless otherwise defined herein, except to the extent that the Uniform Commercial Code of another jurisdiction is controlling, in which case such terms shall have the meaning given in the Uniform Commercial Code of the applicable jurisdiction.

                  (c) The headings, subheadings and table of contents used herein or in any other Loan Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.

                  (d) Except as otherwise expressly provided, references herein to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules in or to this Agreement.

                  (e) All definitions set forth herein or in any other Loan Document shall apply to the singular as well as the plural form of such defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and VICE VERSA, as the context may require.

                  (f) When used herein or in any other Loan Document, words such as "hereunder", "hereto", "hereof" and "herein" and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.

                  (g) References to "including" means including without limiting the generality of any description preceding such term, and for purposes hereof the rule of EJUSDEM GENERIS shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned.

                  (h) All dates and times of day specified herein shall refer to such dates and times at Charlotte, North Carolina.

                  (i) Each of the parties to the Loan Documents and their counsel have reviewed and revised, or requested (or had the opportunity to request) revisions to, the Loan Documents, and any rule of construction that ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Loan Documents and all exhibits, schedules and appendices thereto.

                  (j) Any reference to an officer of the Borrower or any other Person by reference to the title of such officer shall be deemed to refer to each other officer of such Person, however titled, exercising the same or substantially similar functions.

                  (k) All references to any agreement or document as amended, modified or supplemented, or words of similar effect, shall mean such document or agreement, as the case may be, as amended, modified or supplemented from time to time only as and to the extent permitted therein and in the Loan Documents.

                                   ARTICLE II

                         THE REVOLVING CREDIT FACILITIES

         2.1. LOANS. (a) COMMITMENT. Subject to the terms and conditions of this Agreement, the Lender agrees to make Advances to the Borrower under the Revolving Credit Facilities from time to time from the Closing Date until the Revolving Credit Termination Date not to exceed the Revolving Credit Commitment of the Lender, PROVIDED, however, that the Lender will not be required and shall have no obligation to make any such Advance (i) so long as a Default or an Event of Default has occurred and is continuing or (ii) if the Lender has accelerated the maturity of any of the Notes as a result of an Event of Default; PROVIDED further, however, (x) that immediately after giving effect to each such Advance of Revolving Credit Facility A, the principal amount of Loans outstanding under Revolving Credit Facility A plus Letter of Credit Outstandings shall not exceed the lesser of Revolving Credit Facility A or the Borrowing Base and (y) that immediately after giving effect to each Advance of Revolving Credit Facility B the principal amount of Loans outstanding under Revolving Credit Facility B shall not exceed the Revolving Credit Facility B. Within such limits, the Borrower may borrow, repay and reborrow under the Revolving Credit Facilities on a Business Day from the Closing Date until, but (as to borrowings and reborrowings) not including, the Revolving Credit Termination Date. The Borrower shall not be entitled to borrower under Revolving Credit Facility B if Borrower is entitled to receive Advances under Revolving Credit Facility A.

                  (b) AMOUNTS. Except as otherwise permitted by the Lender from time to time, the aggregate unpaid principal amount of the outstanding Loans plus Letter of Credit Outstandings shall not exceed at any time the Total Revolving Credit Commitment, and, in the event there shall be outstanding any such excess, the Borrower shall immediately make such payments and prepayments as shall be necessary to comply with this restriction. In addition, at no time shall the amount of outstanding Loans under Revolving Credit Facility A plus Letter of Credit Outstandings exceed the lesser of Revolving Credit Facility A or the Borrowing Base and the Borrower shall immediately make such payments and prepayments as shall be necessary to comply with this restriction. Each Loan hereunder, other than Base Rate Refunding Loans, shall be in an amount of at least $100,000, and, if greater than $100,000, an integral multiple of $10,000.

                  (c) ADVANCES. An Authorized Representative of the Borrower shall give the Lender irrevocable written notice by telefacsimile transmission of a Borrowing Notice (as applicable) with appropriate insertions, effective upon receipt, of each Loan (other than Base Rate Refunding Loans to the extent the same are effected without notice) prior to 10:30 A.M. on the day of such proposed Loan. Each such notice shall specify the amount of the borrowing and the date of borrowing and in the case of an Advance under Revolving Credit Facility A shall be accompanied by a Borrowing Base Certificate.

         2.2. PAYMENT OF INTEREST. (a) The Borrower shall pay interest to the Lender for the account of the Lender on the outstanding and unpaid principal amount of each Loan made by the Lender for the period commencing on the date of such Loan until such Loan shall be due at the then applicable Base Rate; PROVIDED, however, that if any amount shall not be paid when due (at maturity, by acceleration or otherwise), all amounts outstanding hereunder shall bear interest thereafter at the Default Rate.

                  (b) Interest on each Loan shall be computed on the basis of a year of 360 days and calculated in each case for the actual number of days elapsed. Interest on each Loan shall be paid (i) quarterly in arrears on the last Business Day of each September, December, March and June, commencing September 30, 1997 for each Loan and upon payment in full of the principal amount of such Loan.

         2.3. PAYMENT OF PRINCIPAL. The principal amount of each Loan shall be due and payable to the Lender in full on the Revolving Credit Termination Date, or earlier as specifically provided herein. The principal amount of any Loan may be prepaid in whole or in part at any time. All prepayments of Loans made by the Borrower shall be in the amount of $100,000 or such greater amount which is an integral multiple of $10,000, or the amount equal to all outstanding Loans. Except as provided in SECTION 2.6 and SECTION 10.5 principal payments shall first be applied to the payment of Revolving Credit Facility B.

         2.4. NON-CONFORMING PAYMENTS. (a) Each payment of principal (including any prepayment) and payment of interest and fees, and any other amount required to be paid to Lender with respect to the Loans, shall be made to the Lender at the Principal Office, in Dollars and in immediately available funds before 12:30 P.M. on the date such payment is due. The Lender may, but shall not be obligated to, debit the amount of any such payment which is not made by such time to any ordinary deposit account, if any, of the Borrower with the Lender.

                  (b) The Lender shall deem any payment made by or on behalf of the Borrower hereunder that is not made both in Dollars and in immediately available funds and prior to 12:30 P.M. to be a non-conforming payment. Any such payment shall not be deemed to be received by the Lender until the later of (i) the time such funds become available funds and (ii) the next Business Day. Any non-conforming payment may at the option of the Lender constitute or become a Default or Event of Default. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until the later of (x) the date such funds become available funds or (y) the next Business Day at the Default Rate from the date such amount was due and payable.

                  (c) In the event that any payment hereunder or under the Notes becomes due and payable on a day other than a Business Day, then such due date shall be extended to the next succeeding Business Day; PROVIDED that interest shall continue to accrue during the period of any such extension and PROVIDED further, that in no event shall any such due date be extended beyond the Revolving Credit Termination Date.

         2.5. NOTES. Loans made by the Lender shall be evidenced by the Notes payable to the order of the Lender, in their respective amounts, in the amount of the Revolving Credit Facility A and the Revolving Credit Facility B, which Notes shall be dated the Closing Date.

         2.6. REDUCTIONS. (a) The Borrower shall, by notice from an Authorized Representative, have the right from time to time but not more frequently than once each calendar month, upon not less than three (3) Business Days' written notice to the Lender, effective upon receipt, to reduce the Total Revolving Credit Commitment. Each such reduction shall be in the aggregate amount of $100,000 or such greater amount which is in an integral multiple of $10,000, or the entire remaining Total Revolving Credit Commitment, and shall permanently reduce first the Revolving Credit Facility B and thereafter Revolving Credit Facility A. Each reduction of the Total Revolving Credit Commitment shall be accompanied by payment of the Loans to the extent that the principal amount of outstanding Loans plus Letter of Credit Outstandings exceeds the Total Revolving Credit Commitment after giving effect to such reduction, together with accrued and unpaid interest on the amounts prepaid.

                  (b) Simultaneously with the effectiveness of the Merger the Borrower shall permanently reduce the amount of Revolving Credit Facility A by the amount of $5,000,000. To the extent the principal amount of outstanding Loans under Revolving Credit Facility A plus Letter of Credit Outstandings exceeds Revolving Credit Facility A after giving effect to such reduction, the Borrower shall pay outstanding Loans in the amount of such excess.

                  (c) Simultaneously with the receipt by the Borrower or Pan Am of the net proceeds from the sale of any security of the Borrower or Pan Am pursuant to an underwritten offering, the Borrower shall cause the amount of Revolving Credit Facility B to be permanently reduced by an amount equal to the sum of (x) the lesser of (i) $7,500,000 and (ii) the net proceeds received by the Borrower or Pan Am from the sale of such security excluding proceeds from the exercise of warrants or conversions of preferred stock and (y) the then unused portion of Revolving Credit Facility B.

         2.7. INCREASE AND DECREASE IN AMOUNTS. The amount of the Total Revolving Credit Commitment which shall be available to the Borrower as Advances shall be reduced by the aggregate amount of Letters of Credit Outstanding.

         2.8. FEES.

                  (a) UNUSED FEE. For the period beginning on August 1, 1997 and ending on the Revolving Credit Termination Date, the Borrower agrees to pay to the Lender an unused fee equal to the Applicable Unused Fee multiplied by the average daily amount by which the Total Revolving Credit Commitment exceeds the sum of (i) outstanding Loans plus (ii) Letter of Credit Outstandings. Such fees shall be due in arrears on the last Business Day of each September, December, March and June commencing September 30, 1997 to and on the Revolving Credit Termination Date. Such fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

                  (b) FACILITY FEE. So l ong as the Revolving Credit Termination Date has not occurred, on the six and nine month anniversaries of the Closing Date, the Borrower agrees to pay to the Lender an amount equal to the product of Facility Fee times the Total Revolving Credit Commitment as at such date. Such fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

                  (c) UNDERWRITING FEE. The Borrower shall pay the Lender not later than the Closing Date an underwriting fee of 3.00% of the Revolving Credit Facility A and 1.50% of Revolving Credit Facility B (the "Underwriting Fees"). Upon acceptance of the commitment of the Lender to make Advances under the Revolving Credit Facilities, the Borrower was required to pay $280,000 of the Underwriting Fees, which amount has been paid, and issue to the Lender warrants to purchase 550,000 shares of common stock of Pan Am, which warrants shall be subject to vesting as described therein. The balance of the Underwriting Fee will be due on the Closing Date. Of these Underwriting Fees, $100,000 and 100,000 warrants will be deemed earned by the Lender when the commitment to lend is accepted regardless of whether the Closing Date occurs, if such failure of the Closing Date to occur is caused by any action of the Borrower or Pan Am.

         2.9. USE OF PROCEEDS. The proceeds of the Loans made pursuant to the Revolving Credit Facility hereunder shall be used by the Borrower for general working capital needs and other corporate purposes, including repayment of up to $5,000,000 of indebtedness outstanding under the Barnett Agreement, PROVIDED, HOWEVER that the amount available to Borrower under the Barnett Facility shall not be reduced below $30,000,000.

                                   ARTICLE III

                                LETTERS OF CREDIT

         3.1. LETTERS OF CREDIT. The Issuing Bank agrees, subject to the terms and conditions of this Agreement, upon request of the Borrower to issue from time to time for the account of the Borrower Letters of Credit upon delivery to the Issuing Bank of an Application and Agreement for Letter of Credit relating thereto in form and content acceptable to the Issuing Bank; PROVIDED, that (i) the Letter of Credit Outstandings shall not exceed the Total Letter of Credit Commitment and (ii) no Letter of Credit shall be issued if, after giving effect thereto, Letter of Credit Outstandings plus Loans outstanding under Revolving Credit Facility A shall exceed Revolving Credit Facility A. No Letter of Credit shall have an expiry date (including all rights of the Borrower or any beneficiary named in such Letter of Credit to require renewal) or payment date occurring later than the fifth Business Day prior to the Stated Termination Date unless the Issuing Bank shall hold cash or cash equivalents as security for the undrawn amount of Letters of Credit pursuant to the LC Account Agreement.

         3.2. REIMBURSEMENT. (a) The Borrower hereby unconditionally agrees to pay to the Issuing Bank immediately on demand at the Principal Office all amounts required to pay all drafts drawn or purporting to be drawn under the Letters of Credit and all reasonable expenses incurred by the Issuing Bank in connection with the Letters of Credit, and in any event and without demand to place in possession of the Issuing Bank (which shall include Advances under the Revolving Credit Facility A permitted by SECTION 2.1) sufficient funds to pay all debts and liabilities arising under any such Letter of Credit. The Issuing Bank agrees to give the Borrower prompt notice of any request for a draw under a Letter of Credit. The Issuing Bank may charge any account the Borrower may have with it for any and all amounts the Issuing Bank pays under a Letter of Credit, plus charges and reasonable expenses as from time to time agreed to by the Issuing Bank and the Borrower; provided that to the extent permitted by SECTION 2.1(A), amounts shall be paid pursuant to Advances under the Revolving Credit Facility A. The Borrower agrees to pay the Issuing Bank interest on any Reimbursement Obligations not paid when due hereunder at the Base Rate plus two percent (2.0%), or the maximum rate permitted by applicable law, if lower, such rate to be calculated on the basis of a year of 360 days for actual days elapsed.

                  (b) The issuance by the Issuing Bank of each Letter of Credit shall, in addition to the conditions precedent set forth in ARTICLE VI, be subject to the conditions that such Letter of Credit be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Bank consistent with the then current practices and procedures of the Issuing Bank with respect to similar letters of credit, and the Borrower shall have executed and delivered such other instruments and agreements relating to such Letters of Credit as the Issuing Bank shall have reasonably requested consistent with such practices and procedures and shall not be in conflict with any of the express terms herein contained. All Letters of Credit shall be issued pursuant to and subject to the Uniform Customs and Practice for Documentary Credits, 1993 revision, International Chamber of Commerce Publication No. 500 and all subsequent amendments and revisions thereto.

                  (c) The Borrower agrees that the Issuing Bank may, in its sole discretion, accept or pay, as complying with the terms of any Letter of Credit, any drafts or other documents otherwise in order which may be signed or issued by an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, attorney in fact or other legal representative of a party who is authorized under such Letter of Credit to draw or issue any drafts or other documents.

                  (d) Without limiting the generality of the provisions of
SECTION 11.9, the Borrower hereby agrees to indemnify and hold harmless the Issuing Bank from and against any and all claims and damages, losses, liabilities, reasonable costs and expenses which the Issuing Bank may incur (or which may be claimed against the Issuing Bank) by any Person by reason of or in connection with the issuance or transfer of or payment or failure to pay under any Letter of Credit; provided that the Borrower shall not be required to indemnify the Issuing Bank for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, (i) caused by the willful misconduct or gross negligence of the party to be indemnified or (ii) caused by the failure of the Issuing Bank to pay under any Letter of Credit after the presentation to it of a request for payment strictly complying with the terms and conditions of such Letter of Credit, unless such payment is prohibited by any law, regulation, court order or decree.

                  (e) The obligation of the Borrower to immediately reimburse the Issuing Bank for drawings made under Letters of Credit and the Issuing Bank's right to receive such payment shall be absolute, unconditional and irrevocable, and that such obligations of the Borrower shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit and the related Applications and Agreement for any Letter of Credit, under all circumstances whatsoever, including the following circumstances:

                           (i) any lack of validity or enforceability of the
                  Letter of Credit, the obligation supported by the Letter of Credit or any other agreement or instrument relating thereto (collectively, the "Related LC Documents");

                           (ii) any amendment or waiver of or any consent to or departure from all or any of the Related LC Documents;

                           (iii) the existence of any claim, setoff, defense
                  (other than the defense of payment in accordance with the terms of this Agreement) or other rights which the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting) or any other Person, whether in connection with the Loan Documents, the Related LC Documents or any unrelated transaction;

                           (iv) any breach of contract or other dispute between
                  the Borrower and any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom such beneficiary or any such transferee may be acting) or any other Person;

                           (v) any draft, statement or any other document
                  presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                           (vi) any delay, extension of time, renewal,
                  compromise or other indulgence or modification granted or agreed to by the Lender, with or without notice to or approval by the Borrower in respect of any of Borrower's Obligations under this Agreement; or

                           (vii)    any other circumstance or happening
                  whatsoever, whether or not similar to any of the foregoing.

         3.3. LETTER OF CREDIT FACILITY FEES. The Borrower shall pay to the Lender a fee on the aggregate amount available to be drawn on each outstanding Letter of Credit at a rate equal to the Applicable Margin for Revolving Credit Facility A. Notwithstanding the foregoing, the Borrower may secure Letters of Credit issued hereunder with cash on a dollar for dollar basis and in such event the fee payable to Lender under this Section shall be one-half of one percent (1/2%) plus an issuance fee of one-eighth of one percent (1/8%). Such fees shall be due with respect to each Letter of Credit quarterly in arrears on the last day of each September, December, March and June, the first such payment to be made on the first such date occurring after the date of issuance of a Letter of Credit. The fees described in this SECTION 3.3 shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

         3.4. ADMINISTRATIVE FEES. The Borrower shall pay to the Issuing Bank such administrative fee and other fees, if any, in connection with the Letters of Credit in such amounts and at such times as the Issuing Bank and the Borrower shall agree from time to time.

                                   ARTICLE IV

                                FACILITY GUARANTY

         4.1.     FACILITY GUARANTY.

                  (a)      GUARANTY OF REVOLVING CREDIT FACILITY A.

                           (i) Prior to the Merger Pan Am guaranties to the
                  Lender the collection of Obligations of the Borrower with respect to Revolving Credit Facility A after the Lender has exercised any rights to seek payment from the Borrower, whether such Obligations arise at stated maturity, by scheduled repayment, required prepayment, declaration, acceleration, demand or otherwise (including all amounts which would have become due but for the operation of the automatic stay under Section 362(a) of the Federal Bankruptcy Code, 11 U.S.C. 362(a)) of all such Obligations in accordance with their respective terms, whether such Obligations are outstanding on the date of this Agreement, or arise or are incurred at any time or times thereafter. The Facility Guaranty hereby made with respect to Revolving Credit Facility A prior to the Merger constitutes a guaranty of collection only and not of payment and performance in full when due, and the Lender hereby agrees that notwithstanding anything to the contrary set forth in any Loan Documents Lender shall not be entitled to demand performance by Pan Am under this CLAUSE (I) until it has liquidated its security for Revolving Credit Facility A, demanded payment of the Borrower and its Subsidiaries and the Individual Guarantor and obtained a final judgment against and exhausted all remedies against the Borrower and its Subsidiaries and the Individual Guarantor, and, accordingly, neither Pan Am nor any of its Subsidiaries shall be in default under or have any liability under any Loan Document until Lender has complied with each condition precedent to Pan Am's obligations under this Section 4.1(a)(i). Notwithstanding anything to the contrary set forth in any Loan Document, the parties acknowledge that prior to the Merger Pan Am and its Subsidiaries are parties to this Agreement and the other Loan Documents solely as a Guarantor, and shall have no obligations hereunder or thereunder other than in their capacity as Guarantor.

                           (ii) After the Merger, with respect to Revolving
                  Credit Facility A, Pan Am absolutely, unconditionally and irrevocably guaranties to the Lender the full and punctual payment and performance when due, whether at stated maturity, by scheduled repayment, required prepayment, declaration, acceleration, demand or otherwise (including all amounts which would have become due but for the operation of the automatic stay under Section 362(a) of the Federal Bankruptcy Code, 11 U.S.C. 362(a)) of all the Obligations in accordance with their respective terms, whether such Obligations are outstanding on the date of this Agreement, or arise or are incurred at any time or times thereafter. After the Merger the Facility Guaranty hereby made by Pan Am constitutes a guaranty of payment and performance in full when due and not of collection only, and Pan Am individually agrees that it shall not be necessary or required that the Lender exercise any rights, assert any claim or demand or enforce any remedy whatsoever before or as a condition to the obligation of Pan Am hereunder. After the Merger the liability of Pan Am to the Lender under the Facility Guaranty made hereunder with respect to the Revolving Credit Facility A Obligations after the Merger shall be unlimited.

                  (b) GUARANTY OF REVOLVING CREDIT FACILITY B. After consummation of the Merger, with respect to Revolving Credit Facility B, Pan Am absolutely, unconditionally and irrevocably guaranties to the Lender the full and punctual payment and performance when due, whether at stated maturity, by scheduled repayment, required prepayment, declaration, acceleration, demand or otherwise (including all amounts which would have become due but for the operation of the automatic stay under Section 362(a) of the Federal Bankruptcy Code, 11 U.S.C. 362(a)) of all the Obligations in accordance with their respective terms, whether such Obligations are outstanding on the date of this Agreement, or arise or are incurred at any time or times thereafter. The Facility Guaranty hereby made by Pan Am with respect to Revolving Credit Facility B after the consummation of the Merger constitutes a guaranty of payment and performance in full when due and not of collection only, and Pan Am individually agrees that it shall not be necessary or required that the Lender exercise any rights, assert any claim or demand or enforce any remedy whatsoever before or as a condition to the obligation of Pan Am hereunder. After the Merger the liability of Pan Am to the Lender under the Facility Guaranty made hereunder shall be unlimited.

         4.2. GUARANTY ABSOLUTE. The obligations of Pan Am under SECTIONS 4.1(A)(II) AND 4.1(B) are and shall be construed as a continuing, absolute and unconditional guaranty of payment and performance in full, and shall remain in full force and effect until all Obligations have been paid in full and the Revolving Credit Commitment terminated. Pan Am guaranties with respect to the Obligations in SECTIONS 4.1(A)(II) AND 4.1(B) that the Obligations will be paid and performed strictly in accordance with the terms of this Agreement and the other Loan Documents, regardless of any applicable law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto. The liability of Pan Am under SECTIONS 4.1(A)(II) AND 4.1(B) hereby made shall be absolute, unconditional and irrevocable irrespective of:

                  (a) any lack of validity or enforceability of this Agreement or any other Loan Document or any other instrument relating to any thereof or to any of the Obligations;

                  (b) any change in the existence, partnership structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any property of the Borrower or any resulting release or discharge of any Obligation contained in this Agreement or any other Loan Document;

                  (c)      the failure of the Lender

                           (i) to assert any claim or demand or to enforce any
                  right or remedy against the Borrower, Pan Am, or any other Person under the provisions of this Agreement or any other Loan Document or any other instrument relating to any thereof or under any Applicable Law; or

                           (ii) to exercise any right or remedy against any Collateral;

                  (d) any change in the time, manner or place of payment or performance of, or in any other term of, all or any of the Obligations, or any other compromise, renewal, extension, acceleration or release with respect thereto, or any other amendment to, rescission, waiver or other modification of or any consent to departure from any of the terms of this Agreement or any other Loan Document or any other instrument relating to any thereof;

                  (e) any increase, reduction, limitation, impairment or termination of the Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, or unenforceability of, or any other event or occurrence affecting, any of the Obligations (and Pan Am hereby waives any right to or claim of any such defense or set-off, counterclaim, recoupment or termination);

                  (f) any exchange, release or non-perfection of any Collateral, or any amendment to or waiver or release of, or consent to departure from any other guaranty held by the Lender securing all or any of the Obligations;

                  (g) any defense, set-off or counterclaim which may at any time be available to or be asserted by the Borrower against the Lender; or

                  (h) any other circumstance which might otherwise constitute a suretyship or other defense available to, or legal or equitable discharge of, the Borrower, Pan Am or any other Credit Party.

         4.3. REINSTATEMENT, ETC. Pan Am hereby agrees that the guaranties made under SECTION 4.2(A)(II) hereof shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by the Lender in connection with any Bankruptcy or Insolvency Proceeding relating to the Borrower or otherwise, all as though such payment had not been made.

         4.4. WAIVER. With respect to guaranties made under SECTION 4.2(A)(II) hereof, to the maximum extent permitted by Applicable Law, Pan Am hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations or its guaranty, other than as provided in this Agreement, and any requirement that the Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against the Borrower, Pan Am or any other Person or entity or any Collateral.

         4.5. WAIVER OF SUBROGATION RIGHTS. The rights (including any right of subrogation, reimbursement or contribution) which Pan Am shall acquire against the Borrower as a consequence of making any payment under its Facility Guaranty are, in this SECTION 4.5, collectively the "Subrogation Rights". All Subrogation Rights of Pan Am shall in all respects be subordinate and junior in right of payment to the prior payment in full of all the Obligations, and, if any payment shall be made to Pan Am on account of such Subrogation Rights prior to the payment in full of all the Obligations, such payment shall forthwith be paid to the Lender to be credited and applied against the Obligations to the extent necessary to cause the payment in full of all the Obligations. Upon payment by Pan Am of any sum to the Lender hereunder, subject to the payment in full of all the Obligations, Pan Am shall be subrogated to the rights of such Lender to receive payments of such Obligations; PROVIDED, HOWEVER, that to the extent any Subrogation Rights which Pan Am otherwise would have pursuant to this Agreement, under Applicable Law or otherwise would result in Pan Am being a "creditor" of the Borrower within the meaning of Section 547 of Title 11 of the United States Code as now in effect or hereafter amended, or any comparable provision of any successor statute, Pan Am hereby irrevocably waives all such Subrogation Rights until the Obligations have been paid in full.

                                    ARTICLE V

                                    SECURITY

         5.1. SECURITY. As security for the full and timely payment and performance of the respective Obligations of the Borrower and the respective obligations of the Guarantors and their Subsidiaries under their respective Facility Guaranty, respective obligations of the Credit Parties shall, and shall cause each Subsidiary to, on or before the Closing Date deliver to the Lender, in form and substance reasonably acceptable to the Lender, the Security Agreement, the Airframe Security Agreements, the Airframe Lease Assignments, the Real Property Lease Assignments, Landlord Consent to Assignment in form and content acceptable to the Lender, and such duly executed and filed Uniform Commercial Code financing statements sufficient to grant to the Lender a valid, duly perfected first priority security interest in the Collateral described therein, subject to no prior Liens other than those permitted by SECTION 9.3, and do all things necessary in the opinion of the Lender and its counsel to grant and continue to the Lender a first priority security interest, duly perfected with respect to the Collateral governed by the UCC, in all Collateral subject to no prior Lien or other encumbrance or restriction on transfer (other than restrictions on transfer imposed by applicable securities laws) or as permitted under SECTION 9.3.

         5.2. STOCK PLEDGE. As security for the full and timely payment and performance of (i) the respective Obligations of the Borrower and the respective obligations of the Guarantors and their Subsidiaries now existing or hereafter arising, and (ii) certain Guarantors' obligations under their respective Facility Guaranty, Air Holding Company, the Borrower, Pan Am and each Subsidiary owning any Pledged Stock shall on or before the Closing Date deliver to the Lender, in form and substance reasonably acceptable to the Lender, the Pledge Agreement together with certificates representing such Pledged Stock and such stock powers duly executed in blank as may be required by the Lender in accordance with the terms hereof and thereof. In addition to any Pledge Agreement required to be delivered pursuant hereto, the Borrower, Pan Am and each Subsidiary hereby agrees to pledge and cause to be pledged to the Lender 100% of the capital stock and related interests and rights of any Subsidiary hereafter acquired or created and, to deliver to the Lender a Pledge Agreement substantially in the form of EXHIBIT I hereto within thirty (30) days of the acquisition or creation of such Subsidiary.

         5.3. REAL PROPERTY, MORTGAGE AND LEASE ASSIGNMENTS. As security for the full and timely payment and performance of (a) the respective Obligations of the Borrower now existing or hereafter arising, and (b) the Guarantors' obligations under their respective Facility Guaranty, the Borrower and each Subsidiary shall deliver to the Lender and the Borrower shall cause the Guarantors to deliver to the Lender, in form and substance reasonably acceptable to the Lender, the Mortgage and Real Property Lease Assignments. The Mortgage and Real Property Lease Assignments shall be delivered on or before September 30, 1997, in form and substance reasonably acceptable to the Lender.

         5.4. AIRFRAME LEASE ASSIGNMENTS. As security for the full and timely payment and performance of (a) the respective Obligations of the Borrower now existing or hereafter arising, and (b) the Guarantors' obligations under their respective Facility Guaranties, the Borrower, the

Guarantors and each Subsidiary shall deliver to the Lender, in form and substance reasonably acceptable to the Lender, the Airframe Lease Assignments. The Airframe Lease Assignments shall be delivered on or before the Closing Date, in form and substance reasonably acceptable to the Lender.

         5.5. FURTHER ASSURANCES. At the request of the Lender, the Borrower will or will cause its Subsidiaries and the Guarantors, as the case may be to execute, by its duly authorized officers, alone or with the Lender, any certificate, instrument, statement or document, or to procure any such certificate, instrument, statement or document, or to take such other action (and pay all connected costs) which the Lender reasonably deems necessary from time to time to create, continue or preserve the liens and security interests in Collateral (and the perfection and priority thereof) of the Lender contemplated hereby and by the other Loan Documents.

         5.6. INFORMATION REGARDING COLLATERAL. The Borrower and Pan Am each represents, warrants and covenants that (i) the chief executive office of the Borrower and each other Person providing Collateral pursuant to a Security Instrument (each, a "Grantor") at the Closing Date is located at the address or addresses specified on SCHEDULE 5.6, and (ii) SCHEDULE 5.6 contains a true and complete list of (a) the name and address of each Grantor and of each other Person that has effected any merger or consolidation with a Grantor at any time since January 1, 1992 (excluding Persons making sales in the ordinary course of their businesses to a Grantor of property constituting inventory in the hands of such seller), (b) each location of the chief executive office of each Grantor at any time since January 1, 1992, (c) each location in which goods constituting Collateral while owned by Grantor are or have been located since January 1, 1992, and (d) each trade style used by any Grantor since January 1, 1992 and the purposes for which it was used. Borrower and Pan Am shall not, except with respect to the Merger, change, and shall not permit any other Grantor to change, the location of its chief executive office or any location specified in clause
(c) of the immediately preceding sentence, or use or permit any other Grantor to use, any additional trade style, except upon giving not less than thirty (30) days' prior written notice to the Lender and taking or causing to be taken all such action at Borrower's or such other Grantor's expense as may be reasonably requested by the Lender to perfect or maintain the perfection of the Lien of the Lender in Collateral.

                                   ARTICLE VI

            CONDITIONS TO MAKING LOANS AND ISSUING LETTERS OF CREDIT

         6.1. CONDITIONS OF INITIAL ADVANCE. The obligation of the Lender to make the initial Advance under the Revolving Credit Facility, and of the Issuing Bank to issue any Letter of Credit, is subject to the conditions precedent that:

                  (a) the Lender shall have received on the Closing Date, in form and substance satisfactory to the Lender, the following:

                            (i) executed originals of each of this Agreement,
                  the Notes, the initial Facility Guaranties, the Security Instruments, the LC Account Agreement and the other Loan Documents, together with all schedules and exhibits thereto;

                           (ii) the favorable written opinion or opinions with
                  respect to (x) the Loan Documents and the transactions contemplated thereby of counsel to the Credit Parties (other K&W Group, Ltd.) dated the Closing Date, (y) the filing of documents with the Federal Aviation Authority and the existence of Liens with the Federal Aviation Authority, in each case addressed to the Lender and satisfactory to Smith Helms Mulliss & Moore, L.L.P., special counsel to the Lender, substantially in the form of EXHIBITS D-1 and D-2;

                           (iii) resolutions of the boards of directors or other
                  appropriate governing body (or of the appropriate committee thereof) of each Credit Party certified by its secretary or assistant secretary as of the Closing Date, approving and adopting the Loan Documents to be executed by such Person, and authorizing the execution and delivery thereof;

                           (iv) specimen signatures of officers of each of the
                  Loan Parties executing the Loan Documents on behalf of such Credit Party, certified by the secretary or assistant secretary of such Credit Party;

                            (v) the charter documents of each of the Loan
                  Parties certified as of a recent date by the Secretary of State of its state of organization;

                           (vi) the bylaws of each of the Loan Parties certified
                  as of the Closing Date as true and correct by its secretary or assistant secretary;

                           (vii) certificates issued as of a recent date by the
                  Secretaries of State of the respective jurisdictions of formation of each of the Loan Parties as to the due existence and good standing of such Person;

                           (viii) appropriate certificates of qualification to
                  do business, good standing and, where appropriate, authority to conduct business under assumed name, issued in respect of each of the Loan Parties as of a recent date by the Secretary of State or comparable official of each jurisdiction in which the failure to be qualified to do business or authorized so to conduct business could have a Material Adverse Effect;

                           (ix) notice of appointment of the initial Authorized Representative(s);

                            (x)     Omitted intentionally.

                           (xi) evidence of all insurance required by the Loan Documents;

                           (xii)    an initial Borrowing Notice, if any.

                           (xiii) evidence of the filing of Uniform Commercial
                  Code financing statements reflecting the filing in all places required by applicable law to perfect the Liens of the Lender under the Security Instruments as a first priority Lien as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be necessary under applicable law to perfect the Liens of the Lender under the Security Instruments as a first priority Lien in and to such other Collateral as the Lender may require, including without limitation:

                                    (i) the delivery by each Credit Party, to
                           the extent applicable, of all stock certificates evidencing Pledged Stock and certificates, if any, evidencing ownership of Partnership Interests, accompanied in each case by duly executed stock powers (or other appropriate transfer documents) in blank affixed thereto; and

                                    (ii) the delivery by the Borrower and Pan Am
                           of evidence that all material filings have been made with the Federal Aviation Administration and the Department of Transportation.

                           (xiv) with respect to the property described in the Mortgage appraisal, phase I environmental assessment, boundary/as-built survey;

                           (xv) evidence that all fees payable by the Borrower on the Closing Date to the Lender have been paid in full;

                           (xvi) Uniform Commercial Code search results showing only those Liens as are acceptable to the Lender;

                           (xvii)   the Merger Agreement;

                           (xviii)  the Subscription Agreements by and among
                  Pan Am and certain investors;

                           (xix)    a Borrowing Base Certificate;

                           (xx) receipt and approval of a letter from Price Waterhouse LLP stating the Individual Guarantor's net worth;

                           (xxi) such other documents, instruments, certificates
                  and opinions as the Lender may reasonably request on or prior to the Closing Date in connection with the consummation of the transactions contemplated hereby; and

                  (b)      In the good faith judgment of the Lender:

                            (i) there shall not have occurred or become known to
                  the Lender any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Credit Parties delivered to the Lender prior to the Closing Date that has had or could reasonably be expected to result in a Material Adverse Effect;

                           (ii) except as set forth on SCHEDULE 7.10, no
                  litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be likely to result in a Material Adverse Effect;

                           (iii) the Loan Parties shall have received all
                  approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of
                  (A) any applicable law, rule, regulation, order or decree of any Governmental Authority or arbitral authority or (B) any agreement, document or instrument to which any of the Loan Parties is a party or by which any of them or their properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which will not have a Material Adverse Effect; and.

                           (iv) all due diligence with respect to the Borrower
                  and each Guarantor has been completed in scope and determination satisfactory to the Lender.

         6.2. CONDITIONS OF LOANS AND LETTER OF CREDIT. The obligations of the Lender to make any Loans, and the Issuing Bank to issue Letters of Credit, hereunder on or subsequent to the Closing Date are subject to the satisfaction of the following conditions:

                  (a) the Lender shall have received a Borrowing Notice if required by ARTICLE II;

                  (b) the representations and warranties of the Loan Parties set forth in ARTICLE VII and in each of the other Loan Documents shall be true and correct in all material respects on and as of the date of such, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date and except that the financial statements referred to in SECTION 7.6(A) shall be deemed to be those financial statements most recently delivered to the Lender pursuant to SECTION
         8.1 from the date financial statements are delivered to the Lender in accordance with such Section;

                  (c) in the case of the issuance of a Letter of Credit, the Borrower shall have executed and delivered to the Issuing Bank an Application and Agreement for Letter of Credit in form and content acceptable to the Issuing Bank together with such other instruments and documents as it shall request;

                  (d) at the time of (and after giving effect to) each Advance or the issuance of a Letter of Credit, no Default or Event of Default specified in ARTICLE X shall have occurred and be continuing; and

                  (e)      immediately after giving effect to:

                                    (i) a Loan, (x) the aggregate principal
                           balance of all outstanding Loans shall not exceed the Total Revolving Credit Commitment; (y) if a Loan of Revolving Credit Facility A all outstanding Loans under such facility after giving effect to such Loan shall not exceed the lesser of the Borrowing Base and the Revolving Credit Facility A and (z) if a Loan of Revolving Credit Facility B all outstanding Loans under such facility after giving effect to such Loan shall not exceed Revolving Credit Facility B;

                                    (ii) a Letter of Credit or renewal thereof,
                           the aggregate principal balance of all outstanding Letters of Credit and Reimbursement Obligations for the Lender shall not exceed the Total Letter of Credit Commitment;

                                    (iii) a Loan or a Letter of Credit or
                           renewal thereof, the sum of Letter of Credit
                           Outstandings plus outstanding Loans shall not exceed the Total Revolving Credit Commitment.

                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

         Each of the Obligors represents and warrants with respect to itself and to its Subsidiaries (which representations and warranties shall survive the delivery of the documents mentioned herein and the making of Loans), that:

         7.1.     ORGANIZATION AND AUTHORITY.

                  (a) It and each of its Subsidiaries are a corporation duly organized and validly existing under the laws of the jurisdiction of its formation;

                  (b) It and each of its Subsidiaries (x) has the requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (y) is qualified to do business in every jurisdiction in which failure so to qualify would have a Material Adverse Effect;

                  (c) It has the power and authority to execute, deliver and perform this Agreement and the Notes in the case of the Borrower, and to borrow hereunder in the case of the Borrower, and to execute, deliver and perform each of the other Loan Documents to which it is a party;

                  (d) It and each of its Subsidiaries has the power and authority to execute, deliver and perform the Facility Guaranty and each of the other Loan Documents to which it is a party; and

                  (e) When executed and delivered, each of the Loan Documents to which it or its Subsidiaries is a party will be the legal, valid and binding obligation or agreement, as the case may be, of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to the effect of any applicable bankruptcy, fraudulent conveyance, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity);

         7.2. LOAN DOCUMENTS. The execution, delivery and performance by each Credit Party of each of the Loan Documents to which it is a party:

                  (a) have been duly authorized by all requisite corporate action (including any required shareholder approval) of such Credit Party required for the lawful execution, delivery and performance thereof;

                  (b) do not violate any provisions of (i) applicable law, rule or regulation, (ii) any judgment, writ, order, determination, decree or arbitral award of any Governmental Authority or arbitral authority binding on such Credit Party or its properties, or (iii) the charter documents or bylaws of such Credit Party;

                  (c) does not and will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time or both, would constitute an event of default, under any contract, indenture, agreement or other instrument or document to which such Credit Party is a party, or by which the properties or assets of such Credit Party are bound; and

                  (d) does not and will not result in the creation or imposition of any Lien upon any of the properties or assets of such Credit Party or any Subsidiary except any Liens in favor of the Lender created by the Security Instruments;

         7.3. SOLVENCY. Each Credit Party is Solvent after giving effect to the transactions contemplated by the Loan Documents;

         7.4. SUBSIDIARIES AND STOCKHOLDERS. The Borrower and Pan Am have no Subsidiaries other than those Persons listed as Subsidiaries in SCHEDULE 7.4 and additional Subsidiaries created or acquired after the Closing Date in compliance with SECTION 8.19; SCHEDULE 7.4 states as of the date hereof the organizational form of each entity, the authorized and issued capitalization of each Subsidiary listed thereon, the number of shares or other equity interests of each class of capital stock or interest issued and outstanding of each such Subsidiary and the number and/or percentage of outstanding shares or other equity interest (including options, warrants and other rights to acquire any interest) of each such class of capital stock or other equity interest owned by Borrower, Pan Am or by any such Subsidiary; the outstanding shares or other equity interests of each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable; and Borrower, Pan Am and each such Subsidiary owns beneficially and of record all the shares and other interests it is listed as owning in SCHEDULE 7.4, free and clear of any Lien;

         7.5. OWNERSHIP INTERESTS. It owns no interest in any Person other than the Persons listed in SCHEDULE 7.4, except equity investments in Persons not constituting Subsidiaries permitted under SECTION 9.6 and additional Subsidiaries created or acquired after the Closing Date in compliance with
SECTION 8.19;

         7.6. FINANCIAL CONDITION.

                  (a) The Borrower has heretofore furnished to the Lender an audited consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 1996 and the notes thereto and the related consolidated statements of income, stockholders' equity and cash flows for the Fiscal Year then ended as examined and certified by Price Waterhouse LLP, and unaudited consolidated interim financial statements of the Borrower and its Subsidiaries consisting of a consolidated balance sheets and related consolidated statements of income, stockholders' equity and cash flows, in each case without notes, for and as of the end of the nine (9) month period ending March 31, 1997. Except as set forth therein, such financial statements (including the notes thereto) present fairly the financial condition of the Borrower and its Subsidiaries as of the end of such Fiscal Year and nine (9) month period and results of their operations and the changes in its stockholders' equity for the Fiscal Year and interim period then ended, all in conformity with GAAP applied on a Consistent Basis, subject however, in the case of unaudited interim statements to year end audit adjustments and the absence of notes thereto;

                  (b) Pan Am has heretofore furnished to the Lender an audited consolidated balance sheet of Pan Am and its Subsidiaries as at December 31, 1996 and the notes thereto and the related consolidated statements of income, stockholders' equity and cash flows for the Fiscal Year then ended as examined and certified by Deloitte & Touche, and unaudited consolidated interim financial statements of Pan Am and its Subsidiaries consisting of a consolidated balance sheet and related consolidated statements of income, stockholders' equity and cash flows, in each case without notes, for and as of the end of the three (3) month period ending March 31, 1997. Except as set forth therein, such financial statements (in cluding the notes thereto) present fairly the financial condition of Pan Am and its Subsidiaries as of the end of such Fiscal Year and three (3) month period and results of their operations and the changes in its stockholders' equity for the Fiscal Year and interim period then ended, all in conformity with GAAP applied on a Consistent Basis, subject however, in the case of unaudited interim statements to year end audit adjustments and the absence of notes thereto;

                  (c) since March 31, 1997, other than as described in the Projections, there has been no change in the condition, financial or otherwise, of the Borrower, Pan Am and their Subsidiaries, taken as a whole, which would have a Material Adverse Effect, or in the businesses, properties, performance, or operations of the Borrower, Pan Am or their Subsidiaries, taken as a whole, which would have a Material Adverse Effect, nor have such businesses or properties been materially adversely affected as a result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo or act of God, which would have a Material Adverse Effect; and

                  (d) except as set forth in the financial statements referred to in SECTION 7.6(A) OR (B) or in SCHEDULE 7.6 or permitted by SECTION 9.4, neither Borrower, Pan Am nor any Subsidiary has incurred, other than in the ordinary course of business, any material Indebtedness, Contingent Obligation or other commitment or liability which remains outstanding or unsatisfied;

         7.7. TITLE TO PROPERTIES. The Borrower, Pan Am and each of their Subsidiaries and each other Credit Party has good and marketable title to all its real and personal properties, other than certain intellectual properties as relates to foreign title thereto, subject to no transfer restrictions or Liens of any kind, except for the transfer restrictions and Liens described in
SCHEDULE 7.7 and Liens permitted by SECTION 9.4;

         7.8. TAXES. Except as set forth in SCHEDULE 7.8, the Borrower, Pan Am and each of its Subsidiaries has filed or caused to be filed all federal, state and local tax returns which are required to be filed by it and, except for taxes and assessments being contested in good faith by appropriate proceedings diligently conducted and against which reserves reflected in the financial statements described in SECTION 7.6(A) and satisfactory to the Borrower's and Pan Am's independent certified public accountants have been established, have paid or caused to be paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due;

         7.9. OTHER AGREEMENTS. Except as set forth on SCHEDULE 7.9, no Credit Party nor any Subsidiary is

                  (a) a party to or subject to any judgment, order, decree, agreement, lease or instrument, or subject to other restrictions, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; or

                  (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which such Credit Party or any Subsidiary is a party, which default has, or if not remedied within any applicable grace period could reasonably be likely to have, a Material Adverse Effect;

         7.10. LITIGATION. Except as set forth in SCHEDULE 7.10, there is no action, suit, investigation or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the knowledge of the Borrower or Pan Am, threatened by or against the Borrower or Pan Am or any Subsidiary or other Credit Party or affecting the Borrower or Pan Am or any Subsidiary or other Credit Party or any properties or rights of the Borrower or Pan Am or any Subsidiary or other Credit Party, which could reasonably be likely to have a Material Adverse Effect;

         7.11. MARGIN STOCK. The proceeds of the borrowings made hereunder will be used by the Borrower only for the purposes expressly authorized herein. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute any of the Loans under this Agreement a "purpose credit" within the meaning of said Regulation U or Regulation X (12 C.F.R. Part 224) of the Board. Neither the Borrower nor any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the date hereof;

         7.12. INVESTMENT COMPANY. No Credit Party is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. ss. 80a-1, et seq.). The application of the proceeds of the Loans and repayment thereof by the Borrower and the performance by the Borrower and the other Loan Parties of the transactions contemplated by the Loan Documents will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder, in each case as in effect on the date hereof;

         7.13. PATENTS, ETC. The Obligors and each other Credit Party owns or has the right to use, under valid license agreements or otherwise, all material domestic patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights necessary to or used in the conduct of its businesses in the United States or a territory thereof as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, other proprietary right of any other Person located within the United States or a territory thereof;

         7.14. NO UNTRUE STATEMENT. Neither (a) this Agreement nor any other Loan Document or certificate or document executed and delivered by or on behalf of the Obligors or any other Credit Party in accordance with or pursuant to any Loan Document nor (b) any statement, representation, or warranty provided to the Lender in connection with the negotiation or preparation of the Loan Documents contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such warranty, representation or statement contained therein not misleading;

         7.15. NO CONSENTS, ETC. The execution, delivery and performance of the Loan Documents and the transactions contemplated thereby do not require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of any Credit Party as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by the Loan Documents, which, if not obtained or effected, would be reasonably likely to have a Material Adverse Effect, or if so, such consent, approval, authorization, filing, registration or qualification has been duly obtained or effected, as the case may be;

         7.16.    EMPLOYEE BENEFIT PLANS.

                  (a) The Borrower and Pan Am and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder and in compliance with all Foreign Benefit Laws with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No material liability has been incurred by the Borrower and Pan Am or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

                  (b) Neither the Borrower, Pan Am nor any ERISA Affiliate has
         (i) engaged in a nonexempt prohibited transaction described in Section 4975 of the Code or Section 406 of ERISA affecting any of the Employee Benefit Plans or the trusts created thereunder which could subject any such Employee Benefit Plan or trust to a material tax or penalty on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA, (ii) incurred any accumulated funding deficiency with respect to any Employee Benefit Plan, whether or not waived, or any other liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Section 412 of the Code, Section 302 of ERISA or the terms of such Employee Benefit Plan;

                  (c) No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan, and neither the Borrower, Pan Am nor any ERISA Affiliate has incurred any unpaid withdrawal liability with respect to any Multiemployer Plan;

                  (d) The present value of all vested accrued benefits under each Employee Benefit Plan which is subject to Title IV of ERISA, did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such Employee Benefit Plan allocable to such benefits;

                  (e) To the best of its knowledge, each Employee Benefit Plan subject to Title IV of ERISA, maintained by the Borrower, Pan Am or any ERISA Affiliate, has been adminis tered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA and other applicable laws, regulations and rules;

                  (f) The consummation of the Loans and the issuance of the Letters of Credit provided for herein will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption; and

                  (g) No material proceeding, claim, lawsuit and/or investigation exists or, to the best knowledge of the Borrower or Pan Am after due inquiry, is threatened concerning or involving any Employee Benefit Plan;

         7.17. NO DEFAULT. As of the date hereof, there does not exist any Default or Event of Default hereunder;

         7.18. HAZARDOUS MATERIALS. The Borrower, Pan Am and each of their respective Subsidiaries is in compliance with all applicable Environmental Laws in all material respects. Neither the Borrower, Pan Am nor any Subsidiary has been notified of any action, suit, proceeding or investigation which, and neither the Borrower, Pan Am nor any Subsidiary is aware of any facts which, (i) calls into question, or could reasonably be expected to call into question, compliance by the Borrower, Pan Am or any Subsidiary with any Environmental Laws, (ii) which seeks, or could reasonably be expected to form the basis of a meritorious proceeding, to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material, or (iii) which could reasonably be expected to form the basis of a meritorious proceeding to cause any property of the Borrower, Pan Am or any Subsidiary or other Credit Party to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law, any of the foregoing of which could have Material Adverse Effect;

         7.19. EMPLOYMENT MATTERS. (a) Except as set forth in SCHEDULE 7.19, none of the employees of the Borrower or Pan Am or any Subsidiary is subject to any collective bargaining agreement and there are no strikes, work stoppages, election or decertification petitions or proceedings, unfair labor charges, equal opportunity proceedings, or other material labor/employee related controversies or proceedings pending or, to the best knowledge of the Borrower or Pan Am, threatened against the Borrower or Pan Am or any Subsidiary or between the Borrower or Pan Am or any Subsidiary and any of its employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

         (b) Except to the extent a failure to maintain compliance would not have a Material Adverse Effect, the Borrower, Pan Am and each Subsidiary is in compliance in all respects with all applicable laws, rules and regulations pertaining to labor or employment matters, including without limitation those pertaining to wages, hours, occupational safety and taxation and there is neither pending or threatened any litigation, administrative proceeding nor, to the knowledge of the Borrower, Pan Am, any investigation, in respect of such matters which, if decided adversely, could reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect; and

         7.20. RICO. Neither the Borrower, Pan Am nor any Subsidiary is engaged in or has engaged in any course of conduct that could subject any of their respective properties to any Lien, seizure or other forfeiture under any criminal law, racketeer influenced and corrupt organizations law, civil or criminal, or other similar laws.

                                  ARTICLE VIII

                              AFFIRMATIVE COVENANTS

         Until the Facility Termination Date, unless the Lender shall otherwise consent in writing, the Borrower and Pan Am will, and where applicable will cause each of its Subsidiaries to:

         8.1. FINANCIAL REPORTS, ETC. (a) As soon as practical and in any event within 105 days after the end of each Fiscal Year of the Borrower and Pan Am, deliver or cause to be delivered to the Lender (i) consolidated balance sheet of each of the Borrower and Pan Am and their respective Subsidiaries as at the end of such Fiscal Year, and the notes thereto, and the related consolidated statements of income, stockholders' equity and cash flows, and the respective notes thereto, for such Fiscal Year, setting forth (other than for consolidating statements) comparative financial statements for the preceding Fiscal Year, all prepared in accordance with GAAP applied on a Consistent Basis and containing, with respect to the consolidated financial statements, opinions of independent certified public accountants selected by the Borrower and Pan Am and approved by the Lender, which are unqualified as to the scope of the audit performed and without any exception, other than a "going concern" qualification for the Borrower as at June 30, 1997, not acceptable to the Lender, and (ii) a certificate of an Authorized Representative demonstrating compliance with SECTIONS 9.1(A) and 9.1(B) , which certificate shall be in the form of EXHIBIT E;

         (b) as soon as practical and in any event within 50 days after the end of each fiscal quarter (except the last fiscal quarter of the Fiscal Year), deliver to the Lender (i) consolidated balance sheet of each of Borrower and Pan Am and their respective Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income, stockholders' equity and cash flows for such fiscal quarter and for the period from the beginning of the then current Fiscal Year through the end of such reporting period, and accompanied by a certificate of an Authorized Representative of the Borrower and Pan Am to the effect that such financial statements present fairly the financial position of the Borrower and Pan Am and its respective Subsidiaries as of the end of such fiscal period and the results of their operations and the changes in their financial position for such fiscal period, in conformity with the standards set forth in SECTION 7.6(A) with respect to interim financial statements, and (ii) a certificate of an Authorized Representative containing computations for such quarter comparable to that required pursuant to SECTION 8.1(A)(II);

         (c) as soon as practical and in any event within 31 days after the end of each calendar month deliver to the Lender a consolidated balance sheet of each of the Borrower and Pan Am and their respective Subsidiaries as at the end of such month, and the related consolidated statement of income and cash flow for such month;

         (d) after the Merger, on or prior to March 1, 1998, deliver to the Lender a capital and operating expense budget and consolidated financial projections for the Company and its Subsidiaries for the Fiscal Year ending December 31, 1998;

         (e) together with each delivery of the financial statements required by
SECTION 8.1(A)(I), deliver to the Lender a letter from the Company's accountants specified in SECTION 8.1(A)(I) stating that in performing the audit necessary to render an opinion on the financial statements delivered under SECTION 8.1(A)(I), they obtained no knowledge of any Default or Event of Default by the Company in the fulfillment of the terms and provisions of this Agreement insofar as they relate to financial matters (which at the date of such statement remains uncured); or if the accountants have obtained knowledge of such Default or Event of Default, a statement specifying the nature and period of existence thereof;

         (f) promptly upon their becoming available to the Borrower or Pan Am, the Borrower or Pan Am, as the case may be, shall deliver to the Lender a copy of (i) all regular or special reports or effective registration statements which Borrower or Pan Am or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) any proxy statement distributed by the Borrower or Pan Am or any Subsidiary to its shareholders, bondholders or the financial community in general, and (iii) any management letter or other report submitted to the Borrower or Pan Am or any Subsidiary by independent accountants in connection with any annual, interim or special audit of the Borrower or Pan Am or any Subsidiary; and

         (g) promptly, from time to time, deliver or cause to be delivered to the Lender such other information regarding Borrower's or Pan Am's and any Subsidiary's operations, business affairs and financial condition as the Lender may reasonably request;

         The Lender is hereby authorized to deliver a copy of any such financial or other information delivered hereunder to any Governmental Authority, including, but not limited to, the Federal Aviation Agency and Federal Department of Transportation, having jurisdiction over the Lender pursuant to any written request therefor or in the ordinary course of examination of loan files, or to any other Person who shall acquire any participation interest in, any Obligation permitted by this Agreement;

         8.2. MAINTAIN PROPERTIES. Maintain all properties, taken as a whole, necessary to its operations in good working order and condition, make all needed repairs, replacements and renewals to such properties, and maintain free from Liens all domestic trademarks, trade names, patents, copyrights, trade secrets, know-how, and other intellectual property (or adequate licenses thereto), in each case as are reasonably necessary to conduct its business as currently conducted or as contemplated hereby, all in accordance with customary and prudent business practices;

         8.3. EXISTENCE, QUALIFICATION, ETC. Except as otherwise expressly permitted under SECTION 9.8, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all material rights and franchises, and maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary except where the failure to so qualify would not have a Material Adverse Effect;

         8.4. REGULATIONS AND TAXES. Comply in all material respects with or contest in good faith all statutes and governmental regulations and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, would become a Lien against any of its properties except liabilities being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves acceptable to the Borrower's independent certified public accountants have been established unless and until any Lien resulting therefrom attaches to any of its property and becomes enforceable against its creditors;

         8.5. INSURANCE. (a) Keep all of its insurable properties adequately insured at all times with responsible insurance carriers against loss or damage by fire and other hazards to the extent and in the manner as are customarily insured against by similar businesses owning such properties similarly situated and otherwise as required by the Security Instruments, (b) maintain general public liability insurance at all times with responsible insurance carriers against liability on account of damage to persons and property and (c) maintain insurance under all applicable workers' compensation laws (or in the alternative, maintain required reserves if self-insured for workers' compensation purposes) and against loss by reason by business interruption such policies of insurance to have such limits, deductibles, exclusions, co-insurance and other provisions providing no less coverages than that specified in SCHEDULE 8.5, such insurance policies to be in form reasonably satisfactory to the Lender. Each of the policies of insurance described in this SECTION 8.5 shall provide that the insurer shall give the Lender not less than thirty (30) days' prior written notice before any such policy shall be terminated, lapse or be altered in any manner;

         8.6. TRUE BOOKS. Keep true books of record and account in which in all material respects full, true and correct entries will be made of all of its dealings and transactions, and set up on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in interim as well as year-end financial statements;

         8.7. RIGHT OF INSPECTION. Permit any Person designated by the Lender to visit and inspect any of the properties, corporate books and financial reports of the Borrower and Pan Am or any of their Subsidiaries and to discuss their affairs, finances and accounts with its principal officers and independent certified public accountants, all at reasonable times during business hours and when a representative of the Borrower is reasonably available, at reasonable intervals and with reasonable prior notice;

         8.8. OBSERVE ALL LAWS. Conform to and duly observe in all material respects all laws, rules and regulations and all other valid requirements of any Governmental Authority with respect to the conduct of its business;

         8.9. GOVERNMENTAL LICENSES. Obtain and maintain all material licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and as contemplated by the Loan Documents;

         8.10. COVENANTS EXTENDING TO OTHER PERSONS. Cause each of its Subsidiaries to do with respect to itself, its business and its assets, each of the things required of the Borrower and Pan Am in SECTIONS 8.2 through 8.9, and
8.18 inclusive;

         8.11. AUTHORIZED REPRESENTATIVE'S KNOWLEDGE OF DEFAULT. Upon any Authorized Representative of the Borrower or Pan Am obtaining knowledge of any Default or Event of Default hereunder or under any other obligation of the Borrower or Pan Am or any Subsidiary or other Credit Party to the Lender, or any event, development or occurrence which could reasonably be expected to have a Material Adverse Effect, cause such Authorized Representative to promptly notify the Lender of the nature thereof, the period of existence thereof, and what action the Borrower or Pan Am or such Subsidiary or other Credit Party proposes to take with respect thereto;

         8.12. SUITS OR OTHER PROCEEDINGS. Upon any Authorized Representative of the Borrower or Pan Am obtaining knowledge of any litigation or other proceedings being instituted against the Borrower or Pan Am or any Subsidiary or other Credit Party, or any attachment, levy, execution or other process being instituted against any assets of the Borrower or Pan Am or any Subsidiary or other Credit Party, making a claim or claims in an aggregate amount greater than $100,000 not otherwise covered by insurance which litigation or other proceeding could have a Material Adverse Effect, promptly deliver to the Lender written notice thereof stating the nature and status of such litigation, dispute, proceeding, levy, execution or other process;

         8.13. NOTICE OF DISCHARGE OF HAZARDOUS MATERIAL OR ENVIRONMENTAL COMPLAINT. Promptly provide to the Lender true, accurate and complete copies of any and all notices, complaints, orders, directives, claims, or citations received by the Borrower or Pan Am or any Subsidiary relating to any (a) violation or alleged violation by the Borrower or Pan Am or any Subsidiary of any applicable Environmental Law; (b) release or threatened release by the Borrower or Pan Am or any Subsidiary, or at any facility or property owned or leased or operated by the Borrower or Pan Am or any Subsidiary, of any Hazardous Material, except where occurring legally; or (c) liability or alleged liability of the Borrower or Pan Am or any Subsidiary for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials;

         8.14. ENVIRONMENTAL COMPLIANCE. If the Borrower and Pan Am or any Subsidiary shall receive any letter, notice, complaint, order, directive, claim or citation alleging that the Borrower or Pan Am or any Subsidiary has violated any Environmental Law or is liable for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials, the Borrower or Pan Am shall, within the time period permitted by the applicable Environmental Law or the Governmental Authority responsible for enforcing such Environmental Law, remove or remedy, or cause the applicable Subsidiary to remove or remedy, such violation or release or satisfy such liability unless and only during the period that the applicability of the Environmental Law, the fact of such violation or liability or what is required to remove or remedy such violation is being contested by the Borrower or Pan Am or the applicable Subsidiary by appropriate proceedings diligently conducted and all reserves with respect thereto as may be required under Generally Accepted Accounting Principles, if any, have been made, and no Lien in connection therewith shall have attached to any property of the Borrower or Pan Am or the applicable Subsidiary which shall have become enforceable against creditors of such Person;

         8.15. INDEMNIFICATION. Without limiting the generality of SECTION 11.9, but subject to the limitations of obligation contained in ARTICLE IV, the Borrower and Pan Am hereby agree (severally prior to the Merger and jointly thereafter) to indemnify and hold the Lender, and their respective officers, directors, employees and agents, harmless from and against any and all claims, losses, penalties, liabilities, damages and expenses (including assessment and cleanup costs and reasonable attorneys' fees and disbursements) arising directly or indirectly from, out of or by reason of (a) the violation of any Environmental Law by the Borrower or Pan Am or any Subsidiary or with respect to any property owned, operated or leased by the Borrower or Pan Am or any Subsidiary or (b) the handling, storage, treatment, emission or disposal of any Hazardous Materials by or on behalf of the Borrower or Pan Am or any Subsidiary or on or with respect to property owned or leased or operated by the Borrower or Pan Am or any Subsidiary. The provisions of this SECTION 8.15 shall survive the Facility Termination Date and expiration or termination of this Agreement;

         8.16. FURTHER ASSURANCES. At the Borrower's cost and expense, upon request of the Lender, duly execute and deliver or cause to be duly executed and delivered, to the Lender such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Lender to carry out more effectively the provisions and purposes of this Agreement, the Security Instruments and the other Loan Documents;

         8.17.    EMPLOYEE BENEFIT PLANS.

                  (a) With reasonable promptness, and in any event within thirty
         (30) days thereof, give notice to the Lender of (a) the establishment of any new Pension Plan (which notice shall include a copy of such plan), (b) the commencement of contributions to any Employee Benefit Plan to which the Borrower or Pan Am or any of its ERISA Affiliates was not previously contributing, (c) any material increase in the benefits of any existing Employee Benefit Plan, (d) each funding waiver request filed with respect to any Employee Benefit Plan and all communications received or sent by the Borrower or Pan Am or any ERISA Affiliate with respect to such request and (e) the failure of the Borrower or Pan Am or any ERISA Affiliate to make a required installment or payment under
         Section 302 of ERISA or Section 412 of the Code by the due date;

                  (b) Promptly and in any event within fifteen (15) days of becoming aware of the occurrence or forthcoming occurrence of any (a) Termination Event or (b) nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, in connection with any Pension Plan or any trust created thereunder, deliver to the Lender a notice specifying the nature thereof, what action the Borrower or Pan Am or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and

                  (c) With reasonable promptness but in any event within fifteen
         (15) days for purposes of clauses (a), (b) and (c), deliver to the Lender copies of (a) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code, (b) all notices received by the Borrower or Pan Am or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (c) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or Pan Am or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension

         Plan and (d) all notices received by the Borrower or Pan Am or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA. The Borrower or Pan Am will notify the Lender in writing within five (5) Business Days of the Borrower or Pan Am or any ERISA Affiliate obtaining knowledge or reason to know that the Borrower or Pan Am or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

         8.18. CONTINUED OPERATIONS. Continue at all times to conduct its business and engage principally in the same line or lines of business substantially as heretofore conducted;

         8.19. NEW SUBSIDIARIES. Simultaneously with the acquisition or creation of any Subsidiary by the Borrower or Pan Am cause to be delivered to the Lender each of the following:

                  (a) a Facility Guaranty executed by such Subsidiary substantially in the form of EXHIBIT F;

                  (b) a Security Agreement of such Subsidiary substantially in the form of EXHIBIT H, together with such Uniform Commercial Code financing statements on Form UCC-1 or otherwise duly executed by such Subsidiary as "Debtor" and naming the Lender as "Secured Party", in form, substance and number sufficient in the reasonable opinion of the Lender and its special counsel to be filed in all Uniform Commercial Code filing offices in all jurisdictions in which filing is necessary or advisable to perfect in favor of the Lender the Lien on Collateral conferred under such Security Instrument to the extent such Lien may be perfected by Uniform Commercial Code filing;

                  (c) if such Subsidiary is a corporation or is a partnership that has issued certificates evidencing ownership of partnership interests, (A) the Pledged Stock or, if applicable, certificates of ownership of such partnership interests, together with duly executed stock powers or powers of assignment in blank affixed thereto, and (B) if such Collateral shall be owned by a Subsidiary who has not then executed and delivered to the Lender a Security Instrument from the owner of such Collateral granting a Lien to the Lender in such Collateral, a Security Agreement or a Pledge Agreement (as appropriate) substantially similar in form and content to that executed and delivered by the Borrower as of the Closing Date, with appropriate revisions as to the identity of the pledgor and securing the obligations of such pledgor under its Facility Guaranty;

                  (d) a supplement to the appropriate schedule attached to the appropriate Security Instruments listing the additional Collateral, certified as true, correct and complete by the Authorized Representative (provided that the failure to deliver such supplement shall not impair the rights conferred under the Security Instruments in after acquired Collateral);

                  (e) an opinion of counsel to the Subsidiary dated as of the date of delivery of the Facility Guaranty and other Loan Documents provided for in this SECTION 8.19 and addressed to the Lender, in form and substance reasonably acceptable to the Lender (which opinion may include assumptions and qualifications of similar effect to those contained in the opinions of counsel delivered pursuant to SECTION 6.1(A)), to the effect that:

                           (A) such Subsidiary is duly organized, validly
                  existing and in good standing in the jurisdiction of its formation, has the requisite power and authority to own its properties and conduct its business as then owned and then conducted and proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation or partnership in each other jurisdiction in which the character of the properties owned or leased, or the business carried on by it, requires such qualification and the failure to be so qualified would reasonably be likely to result in a Material Adverse Effect;

                           (B) the execution, delivery and performance of the
                  Facility Guaranty and other Loan Documents described in this
                  SECTION 8.19 to which such Subsidiary is a signatory have been duly authorized by all requisite corporate or partnership action (including any required shareholder or partner approval), each of such agreements has been duly executed and delivered and constitutes the valid and binding agreement of such Subsidiary, enforceable against such Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity); and

                           (C) the Uniform Commercial Code financing statements
                  on Form UCC-1 delivered to the Lender by the Subsidiary in connection with the delivery of the Security Instruments of such Subsidiary have been duly executed by the Subsidiary and are in form, substance and number sufficient for filing in all Uniform Commercial Code filing offices in all jurisdictions in which filing is necessary to perfect in favor of the Lender the Lien on Collateral conferred under such Security Instruments to the extent such Lien may be perfected by Uniform Commercial Code filing;

                  (f) current copies of the charter documents, including partnership agreements and certificate of limited partnership, if applicable, and bylaws of such Subsidiary, minutes of duly called and conducted meetings (or duly effected consent actions) of the Board of Directors, partners, or appropriate committees thereof (and, if required by such charter documents, bylaws or by applicable law, of the shareholders) of such Subsidiary authorizing the actions and the execution and delivery of documents described in this SECTION 8.19.

                                   ARTICLE IX

                               NEGATIVE COVENANTS

         Until the Obligations have been paid and satisfied in full, no Letters of Credit remain outstanding (or they have been collateralized in a manner acceptable to the Lender) and this Agreement has been terminated in accordance with the terms hereof, unless the Lender shall otherwise consent in writing, the Borrower and Pan Am will not, nor will it permit any Subsidiary to:

         9.1. FINANCIAL COVENANTS.

         (a) NET WORTH. Permit Consolidated Shareholders' Equity (Deficit) as at the end of each Fiscal Quarter to be less than (i) ($15,500,000) at September 30, 1997, (ii) ($25,500,000) at December 31, 1997, (iii) ($23,500,000) at March
31, 1998 and (iv) ($17,500,000) at June 30, 1998, plus (B) 75% of the net proceeds for such fiscal quarter of any sale of an equity interest in the Company or any Subsidiaries (excluding amounts received in excess of $13,500,000 from the sale of Pan Am's Series B Convertible Preferred Stock) plus (C) 75% of the exercise price of warrants issued in consideration for the real property described in the Mortgage at the time of the exercise of such warrants.

         (b) FIXED CHARGE RATIO. Permit Consolidated Fixed Charge Ratio to be greater than 1.10 to 1.00 for (i) the one quarter period ending September 30, 1997, (ii) the six month period beginning July 1, 1997 and ending December 31, 1997, (iii) the nine month period beginning July 1, 1997 and ending March 31, 1998 and (iv) the Four Quarter period ending June 30, 1998.

         9.2. CAPITAL EXPENDITURES. Make or become committed to make Capital Expenditures, which exceed in the aggregate in any fiscal quarter of the Company described below (on a cumulative basis, with the effect that amounts not expended in any fiscal quarter may be carried forward to a subsequent period), the amount set forth opposite each such period:

                                          CAPITAL EXPENDITURES
         FISCAL QUARTER ENDING:           NOT TO EXCEED:
         ----------------------           --------------

         September 30, 1997               $ 9,800,000

         December 31, 1997                $10,800,000

         March 31, 1998                   $10,000,000

         June 30, 1998                    $10,500,000

         9.3. LIENS. Incur, create or permit to exist any Lien, charge or other encumbrance of any nature whatsoever with respect to any property or assets now owned or hereafter acquired by the Borrower, Pan Am or any Subsidiary, other than

                  (a) Liens created under the Security Instruments in favor of the Lender, and otherwise existing as of the date hereof and as set forth in SCHEDULE 7.7;

                  (b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings diligently conducted, which, except as expressly so specified on SCHEDULE 7.7, are inferior in respect of the Collateral to the Liens conferred under the Security Instruments, and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and which Liens are not yet enforceable against other creditors;

                  (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business and in existence less than 90 days from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted, which, except as expressly so specified on
         SCHEDULE 7.7, are inferior in respect of the Collateral to the Liens conferred under the Security Instruments, and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and which Liens are not yet enforceable against other creditors;

                  (d) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

                  (e) easements (including reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Borrower, Pan Am or any Subsidiary and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower, Pan Am or any Subsidiary;

                  (f) rights of set off of financial institutions holding deposits of Credit Parties; and

                  (g) purchase money Liens to secure Indebtedness permitted under SECTION 9.4(F) and incurred to purchase fixed assets, provided such Indebtedness represents not less than 75% of the purchase price of such assets as of the date of purchase thereof and no property other than the assets so purchased secures such Indebtedness.

         9.4. INDEBTEDNESS. Incur, create, assume or permit to exist any Indebtedness, howsoever evidenced, except:

                  (a) Indebtedness existing as of the Closing Date as set forth in SCHEDULE 7.6; PROVIDED, none of the instruments and agreements evidencing or governing such Indebtedness shall, in any material way which has an adverse effect on the Lender, be amended, modified or supplemented after the Closing Date to change any terms of subordination, repayment or rights of conversion, put, exchange or other rights from such terms and rights as in effect on the Closing Date; PROVIDED, further, that from and after the Merger all Indebtedness arising under the Barnett Agreement shall be paid in full and the Barnett Agreement terminated.

                  (b) Indebtedness owing to the Lender in connection with this Agreement, any Note or other Loan Document;

                  (c) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

                  (d) Indebtedness owed by Borrower, Pan Am or any Subsidiary to one another so long as such Indebtedness is subordinated in right of payment to the Obligations;

                  (e) Unpaid taxes to the extent not due or if due are being contested in accordance with SECTION 8.4;

                  (f) purchase money Indebtedness described in SECTION 9.3(G) not to exceed an aggregate outstanding amount at any time of $1,500,000; and

                  (g) Indebtedness issued in an underwritten offering which is unsecured, subordinated on terms acceptable to the Lender, provides for no principal payment prior to payment of the Obligations, contains not less than a 270 day standstill, the proceeds of which are used as provided in SECTION 2.6(C) and after giving effect to the incurrence thereof no Default or Event of Default exist hereunder.

         9.5. TRANSFER OF ASSETS. Sell, lease, transfer or otherwise dispose of any assets other than (a) dispositions of inventory in the ordinary course of business, (b) dispositions of property that is substantially worn, damaged, obsolete or, in the judgment of the Borrower, Pan Am, as the case may be, no longer best used or useful in its business or that of any Subsidiary, (c) transfers of assets necessary to give effect to merger or consolidation transactions permitted by SECTION 9.7, and (d) the disposition of Eligible Securities in the ordinary course of management of the investment portfolio of the Borrower, Pan Am and their Subsidiaries;

         9.6. INVESTMENTS. Purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities, or make or permit to exist any interest whatsoever in any other Person or permit to exist any loans or advances to any Person, except that the Borrower and Pan Am maintain investments or invest in:

                  (a) Eligible Securities;

                  (b) investments existing as of the date hereof and as set forth in SCHEDULE 7.4;

                  (c) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof in connection with accounts of financially troubled Persons to the extent reasonably necessary in order to prevent or limit loss; and

                  (d) investments in Subsidiaries which are Guarantors and a 30% ownership interest in Chalks Air Bridge, Inc.;

                  (e) other loans, advances and investments in an aggregate principal amount at any time outstanding not to exceed $100,000;

         9.7. MERGER OR CONSOLIDATION. (a) Consolidate with or merge into any other Person (except that the Merger may occur without affecting this Agreement), or (b) permit any other Person to merge into it, or (c) liquidate, wind-up or dissolve or sell, transfer or lease or otherwise dispose of all or a substantial part of its assets (other than sales permitted under SECTION 9.5; PROVIDED, HOWEVER, (i) any Subsidiary of the Borrower or Pan Am may merge or transfer all or substantially all of its assets into or consolidate with the Borrower or Pan Am, respectively, or any wholly-owned Subsidiary of the Borrower or Pan Am, and (ii) any other Person may merge into or consolidate with the Borrower or Pan Am or any wholly-owned Subsidiary, PROVIDED FURTHER, that any resulting or surviving entity shall execute and deliver such agreements and other documents, including a Facility Guaranty, and take such other action as the Lender may require to evidence or confirm its express assumption of the obligations and liabilities of its predecessor entities under the Loan Documents;

         9.8. RESTRICTED PAYMENTS. Make any Restricted Payment or apply or set apart any of their assets therefor or agree to do any of the foregoing;

         9.9. TRANSACTIONS WITH AFFILIATES. Other than transactions permitted under SECTIONS 9.5 and 9.7 and as described in SCHEDULE 9.9, enter into any transaction after the Closing Date, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, or the rendering of any service, with any Affiliate of the Borrower or Pan Am, except (a) that such Persons may render services to the Borrower or Pan Am or its Subsidiaries for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services, (b) that the Borrower or Pan Am or any Subsidiary may render services to such Persons for compensation at the same rates generally charged by the Borrower or Pan Am or such Subsidiary and (c) transactions in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or Pan Am's (or any Subsidiary's) business consistent with past practice of the Borrower or Pan Am and its Subsidiaries and upon fair and reasonable terms no less favorable to the Borrower or Pan Am's (or any Subsidiary) than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate;

         9.10. COMPLIANCE WITH ERISA. With respect to any Pension Plan, Employee Benefit Plan or Multiemployer Plan:

                  (a) permit the occurrence of any Termination Event which would result in a liability on the part of the Borrower, Pan Am or any ERISA Affiliate to the PBGC; or

                  (b) permit the present value of all benefit liabilities under all Pension Plans to exceed the current value of the assets of such Pension Plans allocable to such benefit liabilities; or

                  (c) permit any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived; or

                  (d) fail to make any contribution or payment to any Multiemployer Plan which the Borrower or Pan Am or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or

                  (e) engage, or permit any Borrower or any ERISA Affiliate to engage, in any prohibited transaction under Section 406 of ERISA or Sections 4975 of the Code for which a civil penalty pursuant to Section 502(I) of ERISA or a tax pursuant to Section 4975 of the Code may be imposed; or

                  (f) permit the establishment of any Employee Benefit Plan providing post-retirement welfare benefits or establish or amend any Employee Benefit Plan which establishment or amendment could result in liability to the Borrower or Pan Am or any ERISA Affiliate or increase the obligation of the Borrower, Pan Am or any ERISA Affiliate to a Multiemployer Plan; or

                  (g) fail, or permit the Borrower, Pan Am or any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code, all applicable Foreign Benefit Laws and all other applicable laws and the regulations and interpretations thereof;

         9.11. FISCAL YEAR.  Change its Fiscal Year;

         9.12. DISSOLUTION, ETC. Wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except in connection with a merger or consolidation permitted pursuant to SECTION 9.7.

         9.13. LIMITATIONS ON SALES AND LEASEBACKS. Enter into any arrangement with any Person providing for the leasing by the Borrower, Pan Am or any Subsidiary of real or personal property, whether now owned or hereafter acquired in a related transaction or series of related transactions, which has been or is to be sold or transferred by the Borrower, Pan Am or any Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower, Pan Am or any Subsidiary;

         9.14. CHANGE IN CONTROL. Cause, suffer or permit to exist or occur any Change of Control;

         9.15. NEGATIVE PLEDGE CLAUSES. Enter into or cause, suffer or permit to exist any agreement with any Person other than the Lender pursuant to this Agreement or any other Loan Documents which prohibits or limits the ability of any of the Borrower, Pan Am or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, PROVIDED that the Borrower, Pan Am and any Subsidiary may enter into such an agreement in connection with property acquired with the proceeds of purchase money Indebtedness permitted hereunder subject to any Lien permitted by this Agreement and not released after the date hereof, when such prohibition or limitation is by its terms effective only against the assets subject to such Lien;

         9.16. PARTNERSHIPS. Become a general partner in any general or limited partnership.

                                    ARTICLE X

                       EVENTS OF DEFAULT AND ACCELERATION

         10.1. EVENTS OF DEFAULT. If any one or more of the following events (herein called "Events of Default") shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority), that is to say:

                  (a) if default shall be made in the due and punctual payment of the principal of any Loan, Reimbursement Obligation or other Obligation, when and as the same shall be due and payable whether pursuant to any provision of ARTICLE II or ARTICLE III, at maturity, by acceleration or otherwise; or

                  (b) if default shall be made in the due and punctual payment of any amount of interest on any Loan, Reimbursement Obligation or other Obligation or of any fees or other amounts payable to the Lender on the date on which the same shall be due and payable; or

                  (c) if default shall be made in the performance or observance of any covenant set forth in SECTION 8.7, 8.11, 8.12, 8.19 or ARTICLE IX;

                  (d) if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in this Agreement or the Notes (other than as described in clauses (a), (b) or (c) above) and such default shall continue for 30 or more days after the earlier of receipt of notice of such default by the Authorized Representative from the Lender or an Authorized Representative becomes aware of such default, or if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in any of the other Loan Documents (beyond any applicable grace period, if any, contained therein) or in any instrument or document evidencing or creating any obligation, guaranty, or Lien in favor of the Lender or delivered to the Lender in connection with or pursuant to this Agreement or any of the Obligations, or if any Loan Document ceases to be in full force and effect (other than by reason of any action by the Lender), or if without the written consent of the Lender, this Agreement or any other Loan Document shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than in accordance with its terms in the absence of default or by reason of any action by the Lender); or

                  (e) if there shall occur (i) a default, which is not waived, in the payment of any principal, interest, premium or other amount with respect to any Indebtedness (other than the Loans and other Obligations) of the Borrower, Pan Am or any Subsidiary in an amount not less than $250,000 in the aggregate outstanding, or (ii) a default, which is not waived, in the performance, observance or fulfillment of any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness may have been issued, created, assumed, guaranteed or secured by the Borrower or Pan Am or any Subsidiary, or (iii) any other event of default as specified in any agreement or instrument under or pursuant to which any such Indebtedness may have been issued, created, assumed, guaranteed or secured by the Borrower, Pan Am or any Subsidiary, and such default or event of default shall continue for more than the period of grace, if any, therein specified, or such default or event of default shall permit the holder of any such Indebtedness (or any agent or trustee acting on behalf of one or more holders) to accelerate the maturity thereof; or

                  (f) if any representation, warranty or other statement of fact contained in any Loan Document or in any writing, certificate, report or statement at any time furnished to the Lender by or on behalf of the Borrower, Pan Am or any other Credit Party pursuant to or in connection with any Loan Document, or otherwise, shall be false or misleading in any material respect when given; or

                  (g) if either Credit Party shall file a petition to take advantage of any insolvency statute; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking liquidation, reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute; or

                  (h) if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower, Pan Am or any Subsidiary or other Credit Party or of the whole or any substantial part of its properties and such order, judgment or decree continues unstayed and in effect for a period of ninety (90) days, or approve a petition filed against the Borrower, Pan Am or any Subsidiary seeking liquidation, reorganization or arrangement or similar relief under the federal bank ruptcy laws or any other applicable law or statute of the United States of America or any state, which petition is not dismissed within ninety
         (90) days; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borrower, Pan Am or any Subsidiary or other Credit Party or of the whole or any substantial part of its properties, which control is not relinquished within ninety (90) days; or if there is commenced against the Borrower, Pan Am or any Subsidiary or other Credit Party any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state which proceeding or petition remains undismissed for a period of ninety (90); or if the Borrower, Pan Am or any Subsidiary or other Credit Party takes any action to indicate its consent to or approval of any such proceeding or petition; or

                  (i) if (i) one or more judgments or orders where the amount not covered by insurance (or the amount as to which the insurer denies liability) is in excess of $25,000 is rendered against the Borrower, Pan Am or any Subsidiary, or (ii) there is any attachment, injunction or execution against any of the Borrower's, Pan Am's or Subsidiaries' properties for any amount in excess of $25,000 in the aggregate; and in either event such judgment, attachment, injunction or execution remains unpaid, unstayed, undischarged, unbonded or undismissed for a period of thirty (30) days; or

                  (j) if the Borrower, Pan Am or any Subsidiary shall, other than in the ordinary course of business (as determined by past practices), suspend all or any part of its operations material to the conduct of the business of the Borrower, Pan Am or such Subsidiary for a period of more than 60 days; provided, however, that nothing in this clause shall limit the right to suspend unprofitable routes; or

                  (k) if there shall occur and not be waived an Event of Default as defined in any of the other Loan Documents; then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall have not been waived, or

                  (l) if the Merger shall not have occurred by September 30, 1997 or if Borrower shall not have caused the Mortgage and related title insurance to be delivered to the Lender by September 30, 1997,

                           (A) either or both of the following actions may be
                  taken: (i) the Lender may declare any obligation of the Lender and the Issuing Bank to make further Loans or to issue additional Letters of Credit terminated, whereupon the obligation of the Lender to make further Loans and of the Issuing Bank to issue additional Letters of Credit, hereunder shall terminate immediately, and (ii) the Lender at its option, declare by notice to the Borrower any or all of the Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other obligations of the Borrower to the Lender, shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; PROVIDED, however, that notwithstanding the above, if there shall occur an Event of Default under clause (g) or (h) above, then the obligation of the Lender to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall automatically terminate and any and all of the Obligations shall be immediately due and payable without the necessity of any action by the Lender or notice to the Lender;

                           (B) The Borrower shall, upon demand of the Lender,
                  deposit cash or cash equivalents with the Lender in an amount equal to the amount of any Letter of Credit Outstandings, as collateral security for the repayment of any future drawings or payments under such Letters of Credit, and such amounts shall be held by the Lender pursuant to the terms of the LC Account Agreement; and

                           (C) the Lender shall have all of the rights and
                  remedies available under the Loan Documents or under any applicable law.

         10.2. LENDER TO ACT. In case any one or more Events of Default shall occur and not have been waived, the Lender may, proceed to protect and enforce its rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any other Loan Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.

         10.3. CUMULATIVE RIGHTS. No right or remedy herein conferred upon the Lender is intended to be exclusive of any other rights or remedies contained herein or in any other Loan Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

         10.4. NO WAIVER. No course of dealing between the Borrower and the Lender or any failure or delay on the part of the Lender in exercising any rights or remedies under any Loan Document or otherwise available to it shall operate as a waiver of any rights or remedies and no single or partial exercise of any rights or remedies shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

         10.5. ALLOCATION OF PROCEEDS. (a) If an Event of Default has occurred and not been waived, and the maturity of the Notes has been accelerated pursuant to ARTICLE X hereof, all payments received by the Lender hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder, shall be applied by the Lender in the following order:

                           (i) amounts due to the Lender pursuant to SECTIONS
                  2.8, 3.3, 3.4 AND 11.5;

                           (ii) payments of interest on Loans and Reimbursement
                  Obligations;

                           (iii) payments of principal of Loans and
                  Reimbursement Obligations;

                           (iv) payments of cash or cash equivalent amounts to
                  the Lender in respect of outstanding Letters of Credit pursuant to SECTION 10.1(K)(B);

                           (v) amounts due to the Lender pursuant to SECTIONS
                  8.15 and 11.9;

                           (vi) payments of all other amounts due under any of
                  the Loan Documents, if any; and

                           (vii) payments of any remaining amounts to the
                  Company.

         (b) The parties hereto agree that only the first $6,000,000 of Loans made pursuant to Revolving Credit Facility A are secured by the real property and improvements described in the Mortgage and that no other Obligations are secured by the real property described in the Mortgage. Any principal payments of Revolving Credit Facility A made either pursuant to SECTION 2.3 shall be applied first to reduce that portion of Revolving Credit Facility A not secured by the real property described in the Mortgage.

         (c) In the event of the occurrence of an Event of Default and the sale of the Collateral prior to the effective date of the Merger, the proceeds of the sale of Collateral owned by the Borrower and its Subsidiaries shall be applied first to repay Revolving Credit Facility A. The parties hereto agree that in the event the Merger shall not have occurred and the Borrower shall have made any principal payment of Revolving Credit Facility B from application of any Collateral of Borrower and its Subsidiaries during a period of ninety days preceding the occurrence of an Event of Default, then in that event such payment shall be deemed to have been a payment of Revolving Credit Facility A rather than Revolving Credit Facility B.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1.    PARTICIPATIONS.

                  (a) The Lender may sell participations to one or more Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and its Loans); PROVIDED, HOWEVER, that (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the right of set-off contained in SECTION 11.3, and (iv) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement, and the Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans and its Note and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Note, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Note, or extending its Revolving Credit Commitment).

                  (b) Notwithstanding any other provision set forth in this Agreement, the Lender may at any time assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

                  (c) The Lender may furnish any information concerning the Borrower, Pan Am or any of its or their Subsidiaries in the possession of the Lender from time to time to assignees and participants (including prospective participants).

         11.2. NOTICES. Any notice shall be conclusively deemed to have been received by any party hereto and be effective (i) on the day on which delivered (including hand delivery by commercial courier service) to such party (against receipt therefor), (ii) on the date of receipt at such address, telefacsimile number or telex number as may from time to time be specified by such party in written notice to the other parties hereto or otherwise received), in the case of notice by telegram, telefacsimile or telex, respectively (where the receipt of such message is verified by return), or (iii) on the fifth Business Day after the day on which mailed, if sent prepaid by certified or registered mail, return receipt requested, in each case delivered, transmitted or mailed, as the case may be, to the address, telex number or telefacsimile number, as appropriate, set forth below or such other address or number as such party shall specify by notice hereunder:

             (a)      IF TO THE BORROWER:

                      Carnival Air Lines, Inc.
                      1815 Griffin Road, Suite 205
                      Dania, Florida 33178
                      Attn: Lew Graham
                      Telephone:       (954)923-8672 ext. 2280
                      Telefacsimile:  (954) 927-0839

                      WITH COPY TO:

                      Carnival Corporation
                      3655 N.W. 87th Avenue
                      5th Floor
                      Miami, Florida 33178
                      Attn: Arnaldo Perez, Esq.
                      Telephone:       (305) 599-2600 ext. 5323
                      Telefacsimile:            (305) 471-4758

             (b)      IF TO PAN AM:

                      Pan Am Corporation
                      9300 N.W. 36th Street
                      Miami, Florida 33178
                      Attn: Jack Ogilby, Esq.
                      Telephone:       (305) 873-3877
                      Telefacsimile:   (305) 873-2800

                      WITH COPY TO:

                      Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.C. 150 W. Flagler, Suite 2400
                      Miami, Florida 33130
                      Attn: Carl Roston
                      Telephone:       (305) 789-3532
                      Telefacsimile:   (305) 789-3395

                  (b)      if to the Lender:

                           NationsBank, National Association
                           Independence Center, 15th Floor
                           NC1-001-15-04
                           Charlotte, North Carolina  28255
                           Attention: Agency Services
                           Telephone:       (704) 388-1112
                           Telefacsimile:   (704) 386-8694

                  (c) if to any other Credit Party, at the address set forth on the signature page of the Facility Guaranty or Security Instrument executed by such Credit Party, as the case may be.

         11.3. RIGHT OF SET-OFF; ADJUSTMENTS. (a) Upon the occurrence and during the continuance of any Event of Default, the Lender (and each of its affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender (or any of its affiliates) to or for the credit or the account of the Borrower or Pan Am against any and all of the obligations of the Borrower or Pan Am now or hereafter existing under this Agreement and the Note held by the Lender, irrespective of whether the Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. The Lender agrees promptly to notify the Borrower or Pan Am, as the case may be, after any such set-off and application made by the Lender; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this
SECTION 11.3 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Lender may have.

         11.4. SURVIVAL. All covenants, agreements, representations and warranties made herein shall survive the making by the Lender of the Loans and the issuance of the Letters of Credit and the execution and delivery to the Lender of this Agreement and the Notes and shall continue in full force and effect so long as any of Obligations remain outstanding or the Borrower has continuing obligations hereunder unless otherwise provided herein. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf of the Borrower and Pan Am which are contained in the Loan Documents shall inure to the benefit of the successors and permitted assigns of the Lender or any of them.

         11.5. EXPENSES. The Borrower agrees to pay on demand all costs and expenses of the Lender in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Loan Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Lender (including the cost of internal counsel) with respect thereto and with respect to advising the Lender as to its rights and responsibilities under the Loan Documents. The Borrower further agrees to pay on demand all costs and expenses of the Lender, if any (including, without limitation, reasonable attorneys' fees and expenses and the cost of internal counsel), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Documents and the other documents to be delivered hereunder.

         11.6. AMENDMENTS AND WAIVERS. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower, Pan Am and the Lender; no notice to or demand on the Borrower in any case shall entitle the Borrower other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein. No delay or omission on the Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default. The Lender agrees that it shall not release any Collateral so long as no Event of Default exists without the prior written consent of PanAm and the Individual Guarantor.

         11.7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart.

         11.8. TERMINATION. The termination of this Agreement shall not affect any rights of the Borrower, Pan Am or the Lender or any obligation of the Borrower or the Lender, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into or rights created or obligations incurred prior to such termination have been fully disposed of, concluded or liquidated and the Obligations arising prior to or after such termination have been irrevocably paid in full. The rights granted to the Lender under the Loan Documents shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations have been paid in full after the termination hereof (other than Obligations in the nature of continuing indemnities or expense reimbursement obligations not yet due and payable, which shall continue) or the Borrower has furnished the Lender with an indemnification satisfactory to the Lender with respect thereto. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until payment in full of the Obligations unless otherwise provided herein. Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Obligations, the Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Borrower shall be liable to, and shall indemnify and hold the Lender harmless for, the amount of such payment surrendered until the Lender shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Lender's rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

         11.9. INDEMNIFICATION; LIMITATION OF LIABILITY. (a) The Borrower agrees to indemnify and hold harmless the Lender and each of its affiliates and their respective officers,

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directors, employees, agents, and advisors (each, an "Indemnified Party") from and against any and all third party claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this SECTION 11.9 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower agrees not to assert any claim against the Lender, any of its affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

         (b) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 11.9 shall survive the payment in full of the Loans and all other amounts payable under this Agreement.

         11.10. SEVERABILITY. If any provision of this Agreement or the other Loan Documents shall be determined to be illegal or invalid as to one or more of the parties hereto, then such provision shall remain in effect with respect to all parties, if any, as to whom such provision is neither illegal nor invalid, and in any event all other provisions hereof shall remain effective and binding on the parties hereto.

         11.11. ENTIRE AGREEMENT. This Agreement, together with the other Loan Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations and other communications between or among the parties, both oral and written, with respect thereto.

         11.12. AGREEMENT CONTROLS. In the event that any term of any of the Loan Documents other than this Agreement conflicts with any express term of this Agreement, the terms and provisions of this Agreement shall control to the extent of such conflict.

         11.13. USURY SAVINGS CLAUSE. Notwithstanding any other provision herein, the aggregate interest rate charged under any of the Notes, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate (as such term is defined below). If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate (as defined below), the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due

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hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Lender an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lender and the Borrower to conform strictly to any applicable usury laws. Accordingly, if the Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at the Lender's option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower.
As used in this paragraph, the term "Highest Lawful Rate" means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

         11.14.   GOVERNING LAW; WAIVER OF JURY TRIAL.

                  (A) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE SECURITY INSTRUMENTS WHICH EXPRESSLY PROVIDE THAT THEY SHALL BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

                  (B) EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF DADE, STATE OF FLORIDA, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH PARTY, HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

                  (C) EACH PARTY AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND
         COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR

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         PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE
         ADDRESS OF THE BORROWER, PAN AM AND LENDER PROVIDED IN SECTION 11.2, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS
         IN EFFECT IN THE STATE OF FLORIDA.

                  (D) NOTHING CONTAINED IN SUBSECTIONS (A) OR (B) HEREOF SHALL PRECLUDE THE LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE THE BORROWER, PAN AM OR ANY OF THE BORROWER'S OR PAN AM'S PROPERTY OR ASSETS MAY BE FOUND OR LOCATED. TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, THE BORROWER AND PAN AM EACH HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

                  (E) IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO ANY LOAN DOCUMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, THE BORROWER AND PAN AM AND THE LENDER HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING.

                         [Signatures on following pages]

                                                        68

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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.


                             CARNIVAL AIR LINES, INC.
                             as the Borrower

WITNESS:

/S/ JOHN J. OGILBY, JR.       By: /S/ ARNALDO PEREZ
                              Name: Arnaldo Perez
/S/ DOREEN FURNARI            Title: Vice President & Secretary



                              PAN AM CORPORATION,
                              as the Guarantor

WITNESS:

/S/ ARNALDO PEREZ             By:/S/ JOHN J. OGILBY, JR.
                              Name: John J. Ogilby, Jr.
/S/ DOREEN FURNARI            Title: Chief Financial Officer & General Counsel



                              NATIONSBANK, NATIONAL ASSOCIATION,
                              as the Lender


                              By:/S/ RICHARD M. STARKE
                              Name: Richard M. Starke
                              Title: Vice President

        NATIONSBANK, NATIONAL ASSOCIATION


        By:/S/ RICHARD M. STARKE
        Name: Richard M. Starke
        Title:   Vice President


        Lending Office for Base Rate Loans:
                 NationsBank, National Association
                 Independence Center, 15th Floor
                 NC1-001-15-04
                 Charlotte, North Carolina  28255
                 Attention: Barbara Pollock
                 Telephone:        (704) 388-1112
                 Telefacsimile:    (704) 386-8694

        Wire Transfer Instructions:
                 NationsBank, National Association
                 ABA# 063100277
                 Account No.: 3750855133
                 Reference: Carnival Air Lines, Inc.
                 Attention: Barbara Pollock